UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CBL & ASSOCIATES PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2017

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 8, 2017 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,
Chairman of the Board

CBL & Associates Properties, Inc. | CBL Center, Suite 500 | 2030 Hamilton Place Boulevard | Chattanooga, TN 37421-6000 | p. 423.855.0001 | f. 423.490.8662 | cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 8, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 8, 2017 at 4:00 p.m. (EDT) for the following purposes:

1.	To act on the re-election of the Board of Directors’ nine director nominees to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.
To act upon a proposal to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accountants for the Company’s fiscal year ending December 31, 2017 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of the compensation of our Named Executive Officers as set forth herein (“Proposal 3”);

4.	To act upon an advisory vote on the frequency of future stockholder advisory votes relating to our executive compensation (“Proposal 4”); and

5.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 14, 2017, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

On or about March 28, 2017, a Notice of Internet Availability of Proxy materials and Notice of Annual Meeting of Stockholders (the “Notice”) is first being mailed to our stockholders of record as of the record date and our proxy materials are first being posted on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors
President and Chief Executive Officer
Chattanooga, Tennessee
March 28, 2017

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied in this summary to help you find further information in this Proxy Statement.

Our 2017 Annual Meeting

Time and Date	4:00 p.m. (EDT) on Monday, May 8, 2017

Location	Embassy Suites 2321 Lifestyle Way Chattanooga, Tennessee 37421

Record Date	March 14, 2017

Voting	Each share is entitled to one vote on each matter to be voted upon at our Annual Meeting. You can vote by proxy utilizing any of the following methods:

•    Internet: Go to the website shown on your Proxy until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•    Telephone: As shown on the Proxy you received until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•    Mail: Mark, sign, date and promptly return your Proxy.

Internet Availability of Materials	This Notice of Annual Meeting and Proxy Statement, as well as our Annual Report for the Company’s fiscal year ended December 31, 2016, are also available via the internet at: www.proxyvote.com.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	For all nominees	6
Proposal 2 – Ratification of the selection of Deloitte as our independent registered public accounting firm for 2017	For	61
Proposal 3 – Advisory Vote to Approve Executive Compensation	For	62
Proposal 4 – Advisory Vote on the Frequency of Future Stockholder Advisory Votes Relating to Our Executive Compensation	For “one year” frequency	64
Transaction of any other business that properly comes before our Annual Meeting

Director Nominees (Page 6)

Name	Age	Director Since	Occupation	Independent (Yes/No)	Board Committee Memberships	Other Public Company Boards
Charles B. Lebovitz	80	1993	Chairman of the Board of the Company	No	Executive*	None
Stephen D. Lebovitz	56	1993	President and Chief Executive Officer of the Company	No	Executive	None
Gary L. Bryenton	77	2001	Senior Partner, Baker & Hostetler LLP	Yes	Audit, Nominating/ Corporate Governance*	None
A. Larry Chapman	70	2013	Retired Executive Vice President and Head of Commercial Real Estate, Wells Fargo & Co.	Yes	Audit ($)*, Compensation	Realty Income Corporation
Matthew S. Dominski	62	2005	Retired Chief Executive Officer, Urban Shopping Centers, Inc.	Yes	Audit ($), Compensation*	First Industrial Realty Trust
John D. Griffith	55	2015	Managing Partner of Griffith Real Estate LLC Retired Executive Vice President of Property Development, Target Corporation	Yes	Compensation, Nominating/ Corporate Governance	None
Richard J. Lieb	57	2016	Managing Director and Chairman of Real Estate of Greenhill & Co., LLC	Yes	Audit ($), Nominating/ Corporate Governance	AvalonBay Communities, Inc.; VEREIT, Inc.
Gary J. Nay	72	2011	Retired Vice President of Real Estate, Macy’s, Inc.	Yes	Compensation, Nominating/ Corporate Governance	None
Kathleen M. Nelson	71	2009	President and Founder, KMN Associates LLC	Yes	Audit, Executive	Apartment Investment and Management Company; Dime Community Bancshares, Inc.
* Denotes Committee Chairman ($) Audit Committee Financial Expert

Ratification of Auditors (Page 61)

We are asking our stockholders to ratify the appointment of Deloitte as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2017.

Say-on-Pay (Page 62)

Consistent with our stockholders’ preference, our Board of Directors is providing stockholders with an annual vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.

Please review our Compensation Discussion and Analysis (beginning on page 26), which describes the principal components of our executive compensation program, the objectives and key features of each component and the compensation decisions made by our Compensation Committee for our named executive officers, and the accompanying executive compensation tables and related information (beginning on page 41) for additional details about our executive compensation programs, including information about our named executive officers’ fiscal year 2016 compensation.

Advisory Vote on the Frequency of Future Say-on-Pay Votes Relating to Our Executive Compensation
(Page 64)

As discussed in Proposal 4 (beginning on page 64), in accordance with the requirements of Section 14A of the Exchange Act, we are including a proposal for our stockholders to vote to express, on a nonbinding, advisory basis, whether the frequency with which they wish to hold future nonbinding, advisory votes on the compensation paid to our Named Executive Officers is “every one year,” “every two years” or “every three years.”

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 8, 2017

ANNUAL MEETING AND PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 8, 2017, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

Notice of Internet Availability of Proxy Materials

This year, we elected to use the Securities and Exchange Commission (“SEC”) notice and access rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder. This allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 28, 2017, we mailed a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Stockholders (the “Notice”) to our stockholders of record as of March 14, 2017. This Notice is not a proxy and cannot be used to vote your shares. As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice (www.proxyvote.com) or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested. To obtain directions to be able to attend the meeting and vote in person, you may contact our Executive Vice President – Chief Investment Officer either by mail at our corporate office address listed above, or by e-mail to Katie.Reinsmidt@cblproperties.com.

VOTING AT THE ANNUAL MEETING
Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 14, 2017 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 171,095,869 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•
The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the Board of Directors’ nominees for re-election as directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

o
Proposal 2, ratification of the selection of Deloitte as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2017;

o	Proposal 3, the advisory resolution approving the compensation of our named executive officers; and

o	Proposal 4, the choice, on an advisory basis, of every one, two or three years as the frequency with which the Company will hold advisory votes on executive compensation.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

While the Company’s directors will be elected by plurality vote at the Annual Meeting, as further described below under “Corporate Governance Matters – Additional Policy Statements,” the Board of Directors has implemented a majority voting policy under our Corporate Governance Guidelines, which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration.

Special Note Regarding Shares Held in Broker Accounts

Under New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to certain matters, including matters involving (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1, Proposal 3 or Proposal 4 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on either of Proposal 3 or Proposal 4.

Voting Procedures

Stockholders of record have three ways to vote: by mail, by phone and via the Internet using a computer. Stockholders may complete, sign and return the proxy card by pre-paid mail. Alternatively, stockholders may use the toll-free telephone number indicated on the Notice or proxy card to vote by telephone or visit the website indicated on the Notice or proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1, 3 and 4 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2, the advisory resolution approving compensation of our named executive officers under Proposal 3, or the approval, on an advisory basis, of the selection of every one, two or three years as the frequency with which the Company will hold advisory votes on executive compensation under Proposal 4.

Unless contrary instructions are indicated on the accompanying form of proxy, the shares represented thereby will be voted by the persons named as proxies on such form FOR the election of the Board of Directors’ nominees for re-election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte as the independent registered public accountants for the Company’s fiscal year ending December 31, 2017 as described in Proposal 2; FOR the advisory resolution approving compensation of our Named Executive Officers as described in Proposal 3; and FOR the selection of “one year” as the frequency with which the Company will hold advisory votes on executive compensation as described in Proposal 4.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Company’s Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, has nominated the Company’s nine current directors for re-election by stockholders at this year’s Annual Meeting. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Third Amended and Restated Bylaws (the “Bylaws”), a majority of our directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). At our 2011 annual meeting, our stockholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors to be phased in over time. Pursuant to this amendment, beginning with the Company’s 2014 Annual Meeting, all directors are elected on an annual basis.

Our Board of Directors has delegated to the Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and our Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of our Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

Board Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee, our Board intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Stephen D. Lebovitz, Gary L. Bryenton, A. Larry Chapman, Matthew S. Dominski, John D. Griffith, Richard J. Lieb, Gary J. Nay and Kathleen M. Nelson, each to serve for a term of one year and until their successors are duly elected and shall qualify. Charles B. Lebovitz and Stephen D. Lebovitz serve as Chairman of the Board and as President and Chief Executive Officer, respectively, of the Company. Messrs. Bryenton, Chapman, Dominski, Griffith, Lieb and Nay and Ms. Nelson are the Company’s seven Independent Directors. Unless authority to vote for such nominees is withheld, the enclosed proxy will be voted for such nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Summary of Board Experience

As a general matter, our Board believes that each of our directors has valuable individual qualifications, attributes and skills, including significant leadership and strategic planning expertise, gained through experience in one or more of the fields and capacities summarized below that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as our Company. The following table highlights our directors’ experience, qualifications, attributes and skills:

	C. Lebovitz	S. Lebovitz	G. Bryenton	L. Chapman	M. Dominski	J. Griffith	R. Lieb	G. Nay	K. Nelson
Chief Executive Officer/ President/Founder	X	X			X				X
Chief Operating Officer/ Business Unit Chief Executive			X	X		X	X	X	X
Commercial Real Estate	X	X		X	X	X	X	X	X
Financial Services / Capital Markets		X		X	X		X		X
Investment Banking							X
Legal Services			X
Retail Operations						X		X
Financial Literacy	X	X	X	X	X	X	X	X	X
Risk Oversight / Management	X	X	X	X	X	X	X	X	X

Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that our Board, with the advice of the Nominating/Corporate Governance Committee, has determined qualify each director and director nominee for service on our Company’s Board of Directors are set forth in each individual’s biography presented below. For each of these individuals, the position(s) shown in the left column represents the individual’s position(s) with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Charles B. Lebovitz Chairman of the Board Director since 1993 Age – 80
Charles B. Lebovitz serves as Chairman of the Board of the Company and as Chairman of the Executive Committee of the Board of Directors. He previously served as Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until 2010, and also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates.

Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation in Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. He was the Campaign Chair for the Jewish Federation of Greater Chattanooga in 1989 and served as President in 1990-91. Mr. Lebovitz also has previously served as Chairman of the International Council of Shopping Centers, Inc. (“ICSC”) and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). He is a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga, a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees, where he was named the recipient of the 1995 Distinguished Alumnus Award. He also is a past member of the Board of Trustees for Girls’ Preparatory School in Chattanooga. Mr. Lebovitz received the 2015 Leadership Fundraiser of the Year Award from the Association of Fundraising Professionals in conjunction with National Philanthropy Day. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Company executive officers Stephen D. Lebovitz and Michael I. Lebovitz, and of Alan L. Lebovitz, a senior vice president of the Company.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION
Stephen D. Lebovitz President and Chief Executive Officer Director since 1993 Age – 56
Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.

Mr. Lebovitz recently served as Chairman of the ICSC from May 2015 through May 2016. He is a past Trustee and Divisional Vice President of the ICSC (2002-08), and is a member of the Advisory Board of Governors of NAREIT. Mr. Lebovitz is a Trustee of Milton Academy, Milton, Massachusetts, a former member of the Board of Trust of Children’s Hospital, Boston, and he is a past president of the Boston Jewish Family & Children’s Service. He received the 2014 Edwin N. Sidman Leadership Award for his philanthropic contributions to Boston’s Combined Jewish Philanthropies, including his service as a former Board member and annual campaign chair. Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz, the Company’s Chairman, and a brother of Michael I. Lebovitz and Alan L. Lebovitz, an executive vice president and a senior vice president, respectively, of the Company.

Gary L. Bryenton Director since 2001 Age – 77
Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”), and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”) and pursuant to a Voting/Standstill Agreement (as defined below) that expired on January 31, 2013. Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors.

Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of Heidelberg College and also is a former Trustee of the Rutherford B. Hayes Presidential Center. Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

A. Larry Chapman Director since 2013 Age – 70
A. Larry Chapman joined the Company as a director on August 16, 2013. Mr. Chapman is Chairman of the Audit Committee and a member of the Compensation Committee of the Company’s Board of Directors. Mr. Chapman is a retired 37-year veteran of Wells Fargo & Co., serving as an executive officer of the company from 1987 to 2011. He most recently served as Executive Vice President and the Head of Commercial Real Estate, and as a member of the Wells Fargo Management Committee, from 2006 until his retirement in June 2011. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. As the Group Head of Wells Fargo’s Commercial Real Estate Lending business, Mr. Chapman was responsible for the group’s 75 nationally located real estate loan production offices and 1,500 full time employees. At his retirement in 2011, Mr. Chapman managed the largest bank real estate lending portfolio in the United States, which totaled approximately $60 billion.

Mr. Chapman was elected to the Board of Directors of Realty Income Corporation, a triple net lease REIT, in February 2012, and also serves on its Audit and Technology Risk committees. He is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor, council member, and trustee of the Urban Land Institute; a past member of NAREIT; and a member and past trustee of the ICSC. Mr. Chapman previously was appointed by the Governor of California to serve on the board of the California Science Center Museum. He also spent six years on the Los Angeles Memorial Coliseum Commission, serving as President in 2002. Mr. Chapman received his Bachelor of Business degree in finance and banking from Texas Tech University.

Matthew S. Dominski Director since 2005 Age – 62
Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski serves as Lead Independent Director and is Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of the Company’s Board of Directors. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002.

Mr. Dominski operated, as a joint owner, Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm, from 2003 through 2013. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate, and also serves on its Investment and Nominating/Corporate Governance Committees. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC. Mr. Dominski received his Bachelor of Arts degree in Economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

John D. Griffith Director since 2015 Age – 55
John D. Griffith joined the Company as a director on January 7, 2015. Mr. Griffith is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors. Mr. Griffith currently serves as Managing Partner of Griffith Real Estate LLC, a commercial real estate development firm. He also serves as Head of Global Operations for the American Refugee Committee, an international organization dedicated to serving refugees in fragile states. He retired from Target Corporation (“Target”) in May 2014, having served most recently as Executive Vice President of Property Development from 2005 until his retirement, and as a member of Target’s Executive Committee. He started with Target in 1999 as the Vice President of Construction. As the Executive Vice President of Property Development at Target, Mr. Griffith was responsible for the management of Target’s real estate, consisting of over 300 million square feet valued at $30 billion, and had responsibility for 3,500 full time employees. During his time at Target, he doubled the retail footprint from approximately 900 locations to more than 1,900.

Mr. Griffith served as the Governor’s appointed Commissioner on the Minnesota Sports Facilities Authority to build a new NFL stadium for the Minnesota Vikings. He is a past trustee of the ICSC, having served on the Executive Committee, and also is a past trustee of Bethel University. Mr. Griffith holds a Bachelor of Arts degree in Business and Economics from Bethel College and a Master of Business Administration degree from the University of Minnesota, Carlson School of Management.

Richard J. Lieb Director since 2016 Age – 57
Richard J. Lieb joined the Company as a director on February 10, 2016. Mr. Lieb is a member of the Audit and Nominating/Corporate Governance Committees of the Company’s Board of Directors. Mr. Lieb is a Managing Director and Chairman of Real Estate of Greenhill & Co., LLC, a publicly traded independent investment banking firm which he joined in 2005. He served as Greenhill’s Chief Financial Officer from 2008 to 2012 and also served as a member of the firm’s Management Committee from 2008 to 2015. Mr. Lieb has also served during his tenure at Greenhill as head of the firm’s Restructuring business and as head of North American Corporate Advisory services. Prior to joining Greenhill, Mr. Lieb spent more than 20 years with Goldman Sachs, where he headed that firm’s Real Estate Investment Banking Department from 2000 to 2005. Overall, Mr. Lieb has more than 30 years of experience as a strategic advisor to participants in the real estate industry, spanning nearly all property sectors. Mr. Lieb is licensed with FINRA and holds Series 7/General Securities, Series 63 and Series 24 licenses. Mr. Lieb serves as a director, and as Chairman of the Audit Committee, of VEREIT, Inc., a REIT with a diversified portfolio of retail, restaurant, office and industrial real estate assets. Mr. Lieb also serves as a director of AvalonBay Communities, Inc., an apartment REIT.

Mr. Lieb is an active member of the American Jewish Committee (AJC) and has served as a member of Wesleyan University’s Career Advisory Counsel. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from Harvard Business School.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Gary J. Nay Director since 2011 Age – 72
Gary J. Nay joined the Company as a director upon his election at the 2011 Annual Meeting. Mr. Nay is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors. He is the former Vice President of Real Estate of Macy’s, Inc. and its predecessor, Federated Department Stores, a position he held from 1988 through his retirement in February 2010. As head of Real Estate at Federated/Macy’s, Mr. Nay led the growth of the company’s portfolio from 220 stores to 850 Macy’s and Bloomingdale’s stores across 45 states, Puerto Rico and Guam, generating more than $24 billion in sales. From 1980 to 1988, Mr. Nay served as Divisional Vice President of Real Estate for Mervyn’s, then a subsidiary of Dayton Hudson Corporation, during which time he was responsible for Mervyn’s expansion to the East Coast, opening 76 stores from Texas to Florida.

Mr. Nay has served on the Board of Trustees of the ICSC, including positions on the Executive Committee and as former Dean of the School of Retailing for ICSC’s University of Shopping Centers. He also previously served as a director of the Dan Beard Council of The Boy Scouts of America and has held positions on the Strategic Planning Committee and as past Co-Chairman of the Friends of Scouting campaign. During his career at Federated/Macy’s, Mr. Nay chaired the annual United Way Campaign for Macy’s corporate office and represented Macy’s on the board of The Cincinnati New Markets Fund, a private organization of 13 leading Cincinnati corporations, providing loans and equity investments that have helped to revitalize the center city and adjacent Over-The-Rhine neighborhood in Cincinnati, Ohio. Mr. Nay holds a B.A. degree from the University of North Texas.

Kathleen M. Nelson Director since 2009 Age – 71
Kathleen M. Nelson joined the Company as a director on May 5, 2009. Ms. Nelson is a member of the Audit and Executive Committees of the Company’s Board of Directors. She has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (KMN), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors.

Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, and a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson is also a director, and a member of the Risk Committee, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves as an unaffiliated Director of the J.P. Morgan U.S. Real Estate Income & Growth Fund and on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE NINE DIRECTOR NOMINEES NAMED ABOVE

Additional Executive Officers

Set forth below is information with respect to those individuals serving as executive officers of the Company as of March 14, 2017 (other than Charles B. Lebovitz and Stephen D. Lebovitz):

Name	Age	Current Position (1)
Jeffery V. Curry	56	Chief Legal Officer and Secretary
Ben S. Landress	89	Executive Vice President – Management
Michael I. Lebovitz	53	Executive Vice President – Development and Administration
Farzana Khaleel	65	Executive Vice President – Chief Financial Officer and Treasurer
Katie A. Reinsmidt	38	Executive Vice President – Chief Investment Officer
Augustus N. Stephas	74	Executive Vice President and Chief Operating Officer
______________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President – Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. He also serves as the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Michael I. Lebovitz serves as Executive Vice President – Development and Administration of the Company. Mr. Lebovitz served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010, when he was promoted to his current position. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager overseeing the development of CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He is also a member of the Boards of the United Way of Greater Chattanooga and of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana Khaleel serves as Executive Vice President – Chief Financial Officer and Treasurer of the Company. Ms. Khaleel served as Executive Vice President – Finance of the Company from January 2010 through September 10, 2012, when she was promoted to her current positions. Previously, Ms. Khaleel served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010. Prior to joining the Company, Ms. Khaleel was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Khaleel served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Khaleel has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Khaleel received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Katie A. Reinsmidt serves as Executive Vice President – Chief Investment Officer of the Company.  Ms. Reinsmidt served as Senior Vice President – Investor Relations/Corporate Investments of the Company from September 2012 through February 2017, when she was promoted to her current position.  She joined the Company as Director of Investor Relations in 2004 and previously was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010.  Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs.  Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis.  She also serves as a Trustee of the City of Chattanooga General Pension Board, and served as its Vice Chairman from March 2011 through February 2017.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Stephas served as Chief Operating Officer – Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held those positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Other Senior Officers

Set forth below is information with respect to those individuals serving as senior officers of the Company, in addition to our directors and executive officers, as of March 14, 2017:

Name	Age	Current Position (1)
Andrew F. Cobb	48	Senior Vice President – Director of Accounting
Howard B. Grody	56	Senior Vice President – Leasing
Mike Harrison	48	Senior Vice President – Strategic and Technology Initiatives
Alan L. Lebovitz	49	Senior Vice President – Asset Management
Jerry L. Sink	66	Senior Vice President – Mall Management
Stuart Smith	55	Senior Vice President – Redevelopment
______________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Andrew F. Cobb serves as Senior Vice President – Director of Accounting, a position to which he was promoted in February 2015. He joined CBL in June 2002, as Vice President – Accounting. In February 2007, he was promoted to Vice President and Director of Accounting. Prior to joining the Company, Mr. Cobb was with Arthur Andersen LLP from 1991 to 2002, most recently serving as an audit manager from 1996 to 2002. Mr. Cobb is a certified public accountant, licensed in the State of Tennessee and a member of the Tennessee Society of Certified Public Accountants. Mr. Cobb received a Bachelor of Science in Accounting from Tennessee Technological University.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position in June 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, where he had leasing responsibility for many of the Company’s properties throughout the country. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates. Mr. Grody was awarded the designation of Certified Leasing Specialist as recognized by ICSC in 1994, the program's inaugural year, and was awarded the designation of Senior Certified Leasing Specialist in 2008. Mr. Grody recently completed his second term on the ICSC Certified Leasing Specialist Committee. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Mike Harrison joined the Company as Senior Vice President – Strategic and Technology Initiatives of the Company in October 2013, to provide leadership and oversight of new strategic initiatives and technology solutions with the goal of improving CBL’s operations. Prior to joining CBL, Mr. Harrison served for two years as Senior Vice President Real Estate and Chief Financial Officer for a private real estate developer, owner and operator. Mr. Harrison’s prior experience also includes 18 years of senior level consulting practice focused on strategic management in the real estate industry at RealFoundations, Inc. as well as serving as a former principal and managing director at KPMG LLP. Mr. Harrison has served as a consultant for numerous public and private real estate companies evaluating and overseeing the execution of strategic operating and financial plans. He also served for five years as a controller for a publishing and distribution company. Mr. Harrison received his Accounting degree from Dallas Baptist University.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company. He was promoted to that position in February 2009, having previously served as Vice President – Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Prior to joining CBL in 1995, Mr. Lebovitz received his B.A. from Northwestern University in 1990, was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained an M.B.A. from Vanderbilt University. He has been an active community volunteer for organizations that include: Alzheimer Association’s Mid-South Chapter, B’nai Zion Synagogue, Chattanooga Area Chamber of Commerce - Leadership Chattanooga and Workforce Development Task Force, Chattanooga Public Education Foundation, Jewish Federation of Greater Chattanooga, The McCallie School, Normal Park Museum Magnet School, and United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designations of Certified Retail Expert (CRX) and Certified Shopping Center Manager (CSM) as recognized by the ICSC.

Stuart Smith serves as Senior Vice president – Redevelopment, a position to which he was promoted in February 2015. He joined CBL as Director of Tenant Coordination in January 2001, and then became Director – Tenant Design and Development in April 2003. He was promoted to Vice President – Redevelopment in February 2007. Mr. Smith is responsible for creating redevelopment opportunities and solutions throughout the portfolio.  This includes the initial vision along with securing new and existing anchor deals and approvals. Mr. Smith started his shopping center career as an Owner's Representative with U.S. Lend Lease in 1986 located in Tampa, Florida. He subsequently served eight years with Dusco Property Management in Lancaster, Pennsylvania overseeing mall renovation projects throughout the country, and then four years with Arbor Property Trust in Philadelphia, Pennsylvania as Director of Construction.  He received his Business degree from Pennsylvania State University.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

Our Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, our Company currently holds a 1.0% sole general partner interest and an 84.8% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions – Operating Partnership Agreement; CBL Rights”. Our Company conducts substantially all of its business through the Operating Partnership. Our Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Corporate Governance Matters

Overview. Our Board has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. Effective as of January 1, 2006, our Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections, and effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements.” These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to our Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of our Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with our Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of our Board. As a result of this review, our Board affirmatively determined that seven of our Company’s nine current directors were independent under the standards of the SEC and NYSE and as set forth in our Company’s Director Independence Standards. Messrs. Charles B. Lebovitz and Stephen D. Lebovitz, who are executive officers of our Company and employees of the Management Company, were deemed not independent. In making the independence determinations with respect to the other seven directors, the Board considered the following matters and determined that they did not interfere with the independence of Mr. Bryenton:

•
With respect to Mr. Bryenton, our Board considered the fact that he serves on the board of REJ Realty LLC (“REJ”), which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel). In connection with these relationships, the Board also considered the fact that Mr. Bryenton has provided formal, written confirmation to both the Company and REJ Realty LLC that –

both in his capacity as a director of CBL and in his capacity as one of the voting members of the Board of Managers of REJ – Mr. Bryenton will recuse himself from any and all discussions relating to decisions regarding Triangle Town Center (prior to Jacobs’ disposition of its interest in that shopping center in February 2016) and Gulf Coast Town Center while REJ continues to own and/or control interests in those joint ventures.

Additional Policy Statements. Effective as of January 1, 2006, and further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections, and effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Director Resignation Policy – a policy statement that requires a director who is nominated in an uncontested election but does not receive a “majority vote” to immediately tender his or her resignation to the Board of Directors for consideration.  A “majority vote” means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to the election of that director. The policy provides that if a director does not receive a “majority vote” and tenders his or her resignation, the Nominating/Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the resignation. The Board will then consider the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by the later of five (5) years from January 1, 2012 or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company’s common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such non-employee director shall receive from the Company. This policy statement includes an exemption for any non-employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers and Senior Vice Presidents – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer or senior vice president, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	10x prior calendar year’s annual base salary
President	2x prior calendar year’s annual base salary
Chief Financial Officer	2x prior calendar year’s annual base salary
Executive Vice President	2x prior calendar year’s annual base salary
Senior Vice Presidents	1x prior calendar year’s annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected for another full term.

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. Matthew S. Dominski chairs these executive sessions in his capacity as the Company’s Lead Independent Director. The Independent Directors met in six executive sessions during 2016.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at that time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz’ leadership has made to the success of the Company over his many years of service, including his service as CBL’s President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993. The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company’s ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the two current executive directors (Chairman Charles B. Lebovitz and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors; historically this requirement has been satisfied at all times, and seven of the nine current members of the Company’s Board satisfy this requirement as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Independent Director serving as Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive session without the presence of management, with the Lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that the Company faces.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, independent registered public accountants, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of our Company. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, cyber-security risks and threat mitigation related to our technology and information systems, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the Company’s Disclosure Committee, and exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy as described herein under the section entitled “Certain Relationships and Related Person Transactions.”

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of our directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Executive Vice President – Chief Investment Officer, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Executive Vice President – Chief Investment Officer and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s current directors attended the 2016 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 37421-6000, Attention: Executive Vice President – Chief Investment Officer. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

The Company’s Board of Directors met thirteen times during 2016. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2016.

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees, as described in more detail below. Copies of each of the committee charter documents referenced below are available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Executive Vice President – Chief Investment Officer at the address provided above.

The Executive Committee
Members: Charles B. Lebovitz (Chair) Stephen D. Lebovitz Kathleen M. Nelson 2016 Committee Actions: 4 meetings 2 actions by unanimous written consent
The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws.

The Audit Committee
Members:
A. Larry Chapman (Chair)
Gary L. Bryenton
Matthew S. Dominski
Richard J. Lieb
Kathleen M. Nelson

2016 Committee
Actions:
9 meetings

Governing Document:
Second Amended and
Restated Charter adopted
August 14, 2013

The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management. The Audit Committee also exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy, as described herein under the section entitled “Certain Relationships and Related Person Transactions.”
The Board of Directors has determined that each member of the Audit Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable.

The Compensation Committee
Members:
Matthew S. Dominski (Chair)
A. Larry Chapman
John D. Griffith
Gary J. Nay

2016 Committee
Actions:
3 meetings
1 action by unanimous written
consent

Governing Document:
Amended and Restated
Charter adopted May 14, 2013

The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of senior vice president or higher. The Compensation Committee administers both (i) the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”), with respect to awards that remain outstanding under such plan, and (ii) the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to both plans, such as the documentation and record-keeping functions concerning awards issued under such plans, to employees in the Company’s accounting and finance departments, with assistance from Company counsel. Following the update of the Company’s incentive programs for its Named Executive Officers (as defined herein) in March 2015, the Compensation Committee also approves and oversees the Annual Incentive Plan and Long-Term Incentive Program components of such officers’ compensation. Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.”
The Board of Directors has determined that each member of the Compensation Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.05(a) of the listing standards of the NYSE as currently applicable.

The Nominating/Corporate Governance Committee
Members: Gary L. Bryenton (Chair) John D. Griffith Richard J. Lieb Gary J. Nay 2016 Committee Actions: 2 meetings Governing Document: Amended and Restated Charter adopted August 14, 2013
The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.
The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee and Compensation Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition prior to their expiration as discussed above.
The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 28, 2017, in order to be considered for inclusion in the Company’s proxy statement for the 2018 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. For deadlines applicable to the procedure for nominating director candidates pursuant to the proxy access Bylaw adopted by the Company in February 2016, see the section of this proxy statement entitled “Date For Submission of Stockholder Proposals And Related Matters” below.
The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 of the listing standards of the NYSE as currently applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 14, 2017, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
The Vanguard Group, Inc. (3)	32,952,359	19.26%	16.53%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc. (4)	14,981,970	8.76%	7.51%
40 East 52nd Street New York, NY 10022
Brookfield Investment Management Inc. (5)	12,872,520	7.52%	6.46%
Brookfield Place, 250 Vesey Street, 15th Floor New York, NY 10281
CBL & Associates, Inc.(“CBL’s Predecessor”) (6)	16,764,484	8.97%	8.41%
Charles B. Lebovitz (7)	18,880,391	10.04%	9.47%
Stephen D. Lebovitz (8)	1,502,654	*	*
Farzana Khaleel (9)	222,290	*	*
Augustus N. Stephas (10)	163,690	*	*
Michael I. Lebovitz (11)	738,113	*	*
Gary L. Bryenton (12)	28,911	*	*
A. Larry Chapman (13)	17,000	*	*
Matthew S. Dominski (14)	25,879	*	*
John D. Griffith (15)	9,547	*	*
Richard J. Lieb (16)	5,000	*	*
Gary J. Nay (17)	22,500	*	*
Kathleen M. Nelson (18)	23,534	*	*
All executive officers, directors and director nominees (15 persons) as a group (19)	22,207,843	11.74%	11.14%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the Company officers named in this Proxy Statement, has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 171,095,869 shares of Common Stock actually outstanding as of March 14, 2017 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 28,292,387 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 171,095,869 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 199,388,256 shares of Common Stock.

(3)
In a Schedule 13G/A filed on February 10, 2017 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2016, it beneficially owned 32,952,359 shares of Common Stock, or 19.26% of the total shares outstanding as of March 14, 2017. In a related Schedule 13G/A filed on February 13, 2017, Vanguard reported that of the 32,952,359 shares of Common Stock beneficially owned, 12,969,179 shares, or 7.58% of the total shares outstanding as of March 14, 2017, are beneficially owned by Vanguard Specialized Funds – Vanguard REIT Index Fund, with such fund having sole voting and no investment power as to all of such shares, with sole investment power over all of such shares held by Vanguard. Of the remaining shares, Vanguard reported it possesses sole voting power with respect to 419,909 of such shares and shared voting power with respect to 200,464 of such shares, and had sole dispositive power with respect to 32,558,920 shares and shared dispositive power with respect to 393,439 shares.

(4)
In a Schedule 13G filed on January 23, 2017 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2016, it beneficially owned 14,981,970 shares of Common Stock, or 8.76% of the total shares outstanding as of March 14, 2017. BlackRock reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 14,562,432 of the shares of Common Stock beneficially owned.

(5)
In a Schedule 13G/A filed on February 14, 2017 by Brookfield Investment Management Inc. (“Brookfield”) and Partners Limited (“Partners”), each of Brookfield and Partners reported that as of December 31, 2016, it beneficially owned 12,872,520 shares of Common Stock, or 7.52% of the total shares outstanding as of March 14, 2017. Of the 12,872,520 shares of Common Stock beneficially owned, Brookfield and Partners reported possessing shared voting power with respect to 10,484,085 shares and sole dispositive power with respect to all of such shares. The 13G/A indicates that Partners, by virtue of its holdings of specified securities of Brookfield, may be deemed to share the reported beneficial ownership of such Common Stock.

(6)
Includes (i) 1,035,106 shares of Common Stock owned directly, (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(7)
Includes (i) 738,838 shares of unrestricted Common Stock owned directly; (ii) 78,081 shares of restricted Common Stock that Charles B. Lebovitz received under the Stock Incentive Plan; (iii) 18,728 shares owned by Mr. Lebovitz’ wife and 17,758 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power; (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights; (v) 16,764,484 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (6) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor; (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights; and (vii) 17,081 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the spouses and children of two of his sons (of which Mr. Lebovitz disclaims beneficial ownership).

(8)
Includes (i) 747,257 shares of unrestricted Common Stock owned directly, (ii) 185,830 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, (iii) 480,297 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 1,150 shares owned by Mr. Lebovitz’ wife (of which Mr. Lebovitz disclaims beneficial ownership); (v) 33,965 shares held in accounts as to which Mr. Lebovitz serves as custodian for his children under the Uniform Transfers to Minors Act (and as to which Mr. Lebovitz disclaims beneficial ownership); and (v) 54,155 shares of Common Stock that may be acquired upon the exercise of CBL Rights by a trust, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(9)
Includes (i) 168,221 shares of unrestricted Common Stock owned directly, (ii) 9,073 shares of Common Stock owned by Ms. Khaleel’s individual retirement account, and (iii) 44,996 shares of restricted Common Stock that Ms. Khaleel received under the Stock Incentive Plan.

(10)
Includes (i) 81,179 shares of unrestricted Common Stock owned directly; (ii) 27,171 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan; and (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights.

(11)
Includes (i) 377,096 shares of unrestricted Common Stock owned directly; (ii) 44,496 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan; (iii) 1,830 shares owned by Mr. Lebovitz’ wife; (iv) 212,346 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, and (v) 102,345 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(12)	Includes (i) 2,461 shares of unrestricted Common Stock owned directly and (ii) 26,450 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(13)	Includes 17,000 shares of restricted Common Stock granted to Mr. Chapman under the Stock Incentive Plan.

(14)	Includes (i) 129 shares of unrestricted Common Stock owned directly and (ii) 25,750 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(15)	Includes (i) 547 shares of unrestricted Common Stock owned directly and (ii) 9,000 shares of restricted Common Stock granted to Mr. Griffith under the Stock Incentive Plan.

(16)	Includes 5,000 shares of restricted Common Stock granted to Mr. Lieb under the Stock Incentive Plan.

(17)	Includes (i) 500 shares of unrestricted Common Stock owned directly and (ii) 22,000 shares of restricted Common Stock granted to Mr. Nay under the Stock Incentive Plan.

(18)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 23,500 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(19)
Includes an aggregate of (i) 3,621,631 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group, (ii) 569,369 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan and (iii) 18,016,843 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2016 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid for fiscal year 2016, and certain elements of our 2017 compensation program, for the following individuals who are our “named executive officers” as determined under SEC rules (the “Named Executive Officers” or “NEOs”):

•	Charles B. Lebovitz, Chairman of the Board,

•	Stephen D. Lebovitz, President and Chief Executive Officer

•	Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer

•	Augustus N. Stephas, Executive Vice President and Chief Operating Officer

•	Michael I. Lebovitz, Executive Vice President – Development and Administration

2016 “Say-on-Pay” Advisory Vote on Executive Compensation

Since 2011, the Company has provided stockholders with an annual “say on pay” advisory vote on the Company’s compensation program for its Named Executive Officers. Over the two years since our Compensation Committee, working with the independent compensation consulting firm FPL Associates, L.P. (“FPL”), redesigned the incentive compensation program for the Company’s Named Executive Officers, our stockholders have expressed strong support for the current program, with the “say on pay” advisory vote being approved by approximately 97% and 95% of the votes cast at our 2015 and 2016 annual meetings, respectively. The Compensation Committee believes this high degree of support affirmed the shareholders’ approval of the Company’s approach to executive compensation. No changes were made to the executive compensation program for 2016 in response to the say on pay vote results. The Committee will continue to consider the outcome of say on pay votes when making future executive compensation decisions and the Company will disclose the impact of this consideration in future filings.

While maintaining overall pay levels that are relatively conservative within our industry, the Compensation Committee has structured the incentive program for our Named Executive Officers around the following key principles:

• The NEO incentive program includes both short-term and long-term components, balancing incentives for performance across multiple periods.
Our Named Executive Officers are now compensated separately for short-term performance through cash awards under an Annual Incentive Plan (“AIP”), and rewarded for value creation over a multi-year period through a Long-Term Incentive Program (“LTIP”) that maintains accountability for the achievement of longer-term, sustained performance.

• The largest component of NEO equity awards is based on a long-term (in excess of one year) performance metric that emphasizes stockholder alignment.
To provide direct alignment with investors, a majority of the NEO equity awards under our LTIP is predicated on our 3‑year total stockholder return (stock price change plus dividends paid, assuming dividend reinvestment) vs. our closest peers in the public REIT retail sector (the “FTSE NAREIT Retail Index”). We must outperform our peers for the NEOs to earn the targeted compensation under this component of our performance-based LTIP awards. Once earned, 40% of the awards are subject to vesting over an additional two-year period.

• The NEO incentive program is largely based on objective performance criteria.
A majority of both AIP cash bonuses and LTIP awards are tied to specifically defined and communicated performance criteria commonly used in our industry and supported by our stockholders:
AIP Criteria:	Funds From Operations (“FFO”) per diluted share, as adjusted Same-center Net Operating Income (“NOI”) growth
LTIP Criteria:	Relative total stockholder return

In conjunction with the adoption of our current NEO incentive program, we also increased the stock ownership guidelines for our Chief Executive Officer from shares having a value equal to 3x his prior calendar year’s annual base salary to shares having a value equal to 10x his prior calendar year’s annual base salary. As discussed further below, we also proactively adopted a clawback policy in conjunction with the NEO incentive program in 2015 and, in February 2016, our Board added an anti-hedging policy applicable to CBL’s officers and directors.

Additional details concerning CBL’s Named Executive Officer compensation during 2016, as well as our NEO incentive program for 2017, are provided below. The Compensation Committee believes the overall compensation program for our Named Executive Officers, including our NEO incentive program, appropriately balances (i) compensation based on short-term vs. long-term performance and (ii) compensation based on operational goals vs. compensation based on stock price performance, while providing an appropriate level of objectivity and retaining some subjectivity to support the Company’s business plans and strategy. We believe these programs will continue to allow us to attract and retain highly qualified personnel, while also serving our overall objective of linking senior management’s long-term economic interests with those of CBL’s stockholders.

CBL 2016 Performance Highlights

CBL is a self-managed, self-administered, fully integrated REIT that owns, develops, acquires, leases, manages, and operates regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties located in 27 states, primarily in the southeastern and midwestern United States. During 2016, the Company’s strategic initiatives to refine its portfolio, reduce leverage and strengthen its balance sheet produced outstanding results. CBL neared completion of the disposition program for lower performing properties announced in 2014. CBL’s net income for the year ended December 31, 2016 was $195.5 million, representing an increase of 64.3% as compared to $119 million for the prior year, while diluted earnings per share (EPS) attributable to common stockholders increased from $0.34 per diluted share to $0.75 per diluted share. Significant progress in the property disposition program resulted in the proportion of CBL’s Total Mall NOI generated from Tier 3 Malls (those with annual sales under $300 per square foot) being reduced from 11% of Total Mall NOI at December 31, 2015 to 6.1% of Total Mall NOI at December 31, 2016. Additional highlights of the Company’s overall 2016 performance that were considered by the Compensation Committee in making its decisions concerning the subjectively determined elements of 2016 NEO compensation (in addition to the individual factors outlined below for each Named Executive Officer) included the following:

•	The Company’s achievement of a 3.9% increase in FFO, as adjusted, per diluted share to $2.41 for 2016 as compared to $2.32 for 2015.

•	The Company’s achievement of portfolio same-center NOI growth of approximately 2.3% for 2016 as compared to the prior year period.[1]

•	The total stockholder return of 2.4% achieved on the Company’s Common Stock for 2016.

•	Improving the Company’s total portfolio occupancy 120 basis points to 94.8% as of December 31, 2016 compared with 93.6% as of December 31, 2015.

•
The Company’s successful execution of approximately 4.3 million square feet of new and renewal leases in the operating portfolio during 2016 coupled with a positive overall leasing spread of 7.6% for comparable small shop leases of less than 10,000 square feet.

•
Opening 14 projects, comprising over 1 million square feet of new retail development and redevelopments, representing a total investment of approximately $126 million, coupled with the enhancement of the Company’s existing properties during 2016 through the addition of 2 new anchor stores, 19 restaurants and 20 larger store formats.

______________________________________
1 FFO, as adjusted, and same-center NOI are non-GAAP measures. For a description of FFO, FFO, as adjusted, a reconciliation of these measures to GAAP net income and an explanation of why we believe they are useful performance measures, see “Non-GAAP Measure - Funds from Operations” beginning on page 76 within the “Liquidity and Capital Resources” section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2016. For a description of same-center NOI, a reconciliation from GAAP net income to same-center NOI and an explanation of why we believe this is a useful performance measure, see “Non-GAAP Measure - Same-center Net Operating Income” beginning on page 55 within the “Results of Operations” section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2016.

•	The success of the Company’s financing activities during 2016, highlights of which included:

➢	achieving a total pro rata debt balance of $4.95 billion at December 31, 2016, the Company’s lowest in 10 years and representing a reduction of approximately $440 million from the prior year end;

➢	completing more than $1.0 billion in financing activity during 2016, including the closing of a $400 million unsecured bond offering; and

➢	Asset sales generating $370 million in gross proceeds.

•	The successful execution of additional information technology systems upgrades to improve the efficiency of the Company’s operations.

Incentive Compensation Programs for the Company’s Named Executive Officers

An overview illustrating the key features and operation of the AIP and LTIP is provided below, followed by detailed information concerning awards to the NEOs under the AIP and LTIP for both 2015 and 2016, as well as information concerning the NEOs base salary determinations and restricted stock grants made to the NEOs in February 2015 prior to the adoption of the new incentive programs.

Incentive Based Compensation Elements for CBL’s Named Executive Officers: What We Pay and Why

Element	Objectives		Key Features
Annual Incentive Plan (AIP)	•	On an annual basis, motivates the achievement of company and individual strategic objectives	•	Objective measures include FFO, as adjusted per share and same-center NOI growth
	•	Balances objectivity with subjectivity to support the Company’s annual business plan and operating goals	•	Subjective goals vary per individual based on responsibilities
	•	Drives annual performance that ultimately creates stockholder value
Long-Term Incentive Program (LTIP)	•	Encourages executives to create stockholder value, aligning the interests of executives and stockholders over a longer-term	•
A majority portion of the award is predicated on our total stockholder return vs. our closest peers (the FTSE NAREIT Retail Index), with 40% of the awards earned subject to further vesting requirements over an additional two-year period

	•	Provides a retention mechanism	•
A minority portion of the award is based on both a subjective review of performance and continued service with the Company, allowing for an enhanced retention feature with a five-year vesting schedule (vesting 20% on issuance following the year for which the award is earned and 20% per year thereafter)

LTIP Compensation Mix

We believe that the structure of our NEO incentive programs, as outlined above, will contribute to our Company’s achievements and drive stockholder value creation. Further, we believe that its structure, which emphasizes objectivity and transparency, with some (limited) subjective elements, results in a balanced approach. As illustrated below, our Chief Executive Officer’s LTIP opportunity is based 65% on objective criteria.

Long-Term Incentive Program: Chief Executive Officer

2016 Annual Incentive Program for Named Executive Officers

The AIP adopted on February 10, 2016 rewards the Named Executive Officers for the achievement of two annual quantitative operational goals, and for the achievement of qualitative individual performance objectives as assessed by the Compensation Committee. For our Chief Executive Officer, 70% of his total AIP opportunity is based on the quantitative portion and the remaining 30% is based on individual performance objectives. For the other Named Executive Officers, 60% of the total award is based on the quantitative portion and the remaining 40% is based on individual performance objectives.

The quantitative portion of the award is allocated between two performance measures, each with a 50% weighting: (1) FFO, as adjusted per diluted share, as reported in the Company’s periodic reports (Forms 10-K and 10-Q) filed with the SEC (the “Periodic Reports”) and (2) Same-center NOI growth, as reported in the Periodic Reports. The remaining portion of awards under the AIP is based on specific individual performance goals under the qualitative portion.

A visual overview of the structure of the AIP for the CEO and the other named executives officers is provided below:

For cash bonus awards based on performance in relation to the quantitative metrics under the AIP:

➢	Performance that meets threshold requirements will result in 50% (of target) payout of the quantitative portion of the award based on that performance metric.

➢	Achievement of target performance for a metric will result in 100% payout of the quantitative portion of the award based on that performance metric.

➢	Achievement of the maximum performance for a metric will result in 150% (of target) payout.

➢	Performance achieved between threshold and maximum level for either metric will result in a prorated bonus payout.

➢	There will be no payout for the portion of any award that is based on a performance metric for which less than the threshold level of performance is achieved.

The Compensation Committee has the ability to adjust each metric, if appropriate, to account for significant unbudgeted transactions or events.

A Named Executive Officer who terminates employment with the Company prior to the conclusion of any applicable performance period under the AIP will not receive an AIP bonus payment for such period, except that an otherwise eligible Named Executive Officer shall receive an AIP bonus payment in the amount of his or her full Target Cash Bonus Award, as determined by the Compensation Committee, in either of the following circumstances:

•
In the event of death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) prior to the end of the annual performance period; or

•
If a Named Executive Officer’s employment is terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan), following a Change of Control as defined in the Company’s 2012 Stock Incentive Plan (see pages 48-49 below), but prior to end of the annual performance period.

The table set forth on the next page illustrates the actual 2016 AIP cash bonus payouts for each Named Executive Officer in relation to the targets established by the Compensation Committee for the 2016 AIP. These 2016 AIP cash bonuses were based on:

•	achievement of FFO, as adjusted, of $2.41 per diluted share corresponded to a payout between the “target” and “maximum” levels;

•	achievement of same-center NOI growth of 2.3% corresponded to a payout between the “target” and “maximum” levels; and

•	the Compensation Committee’s consideration of each NEO’s performance in relation to subjective AIP bonus criteria established for 2016 as further discussed below.

Named Executive Officer and Allocation of 2016 AIP Bonus Opportunity Between Quantitative and Qualitative Criteria	Total 2016 AIP Target Cash Bonus Award ($) (% of Such Officer’s Base Salary)	2016 AIP Cash Bonus Paid on Quantitative Criteria								2016 AIP Cash Bonus Paid on Qualitative Individual Criteria
		FFO Performance Metric (50% of Opportunity)				NOI Performance Metric (50% of Opportunity)				Target ($)	Actual Payout ($)
		T/hold* ($)	Target ($)	Max ($)	Actual Payout ($)	T/hold* ($)	Target ($)	Max ($)	Actual Payout ($)
Stephen D. Lebovitz, President and Chief Executive Officer 70% Quantitative/ 30% Qualitative	$875,000 (125%)	153,125	306,250	459,375	398,125	153,125	306,250	459,375	408,844	262,500	241,500
Charles B. Lebovitz, Chairman of the Board 60% Quantitative/ 40% Qualitative	$750,000 (111%)	112,500	225,000	337,500	292,500	112,500	225,000	337,500	300,375	300,000	270,000
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer 60% Quantitative/ 40% Qualitative	$300,000 (57%)	45,000	90,000	135,000	117,000	45,000	90,000	135,000	120,150	120,000	120,000
Augustus N. Stephas, Executive Vice President and Chief Operating Officer 60% Quantitative/ 40% Qualitative	$350,000 (63%)	52,500	105,000	157,500	136,500	52,500	105,000	157,500	140,175	140,000	126,000
Michael I. Lebovitz, Executive Vice President – Development and Administration 60% Quantitative/ 40% Qualitative	$300,000 (71%)	45,000	90,000	135,000	117,000	45,000	90,000	135,000	120,150	120,000	108,000

* Indicates achievement of performance at the “Threshold” level for such metric.

The qualitative component of the 2016 bonus payments reflected in the preceding table was based on the Compensation Committee’s subjective evaluation of each Named Executive Officer’s performance in relation to the 2016 qualitative performance objectives established by the Compensation Committee and outlined in the table below for each such officer.

Named Executive Officer	2016 Individual Performance Objectives
Stephen D. Lebovitz	(1)	refining, enhancing and executing the Company’s strategic and business plans
	(2)	effective communications and interactions with the investment community
	(3)	regular communication and interaction with the Board
	(4)	maintain and enhance key retailer, financial and other relationships
	(5)	effective corporate and executive team motivation and management
Charles B. Lebovitz	(1)	effective Board management
	(2)	maintain and enhance key retailer and other relationships
	(3)	road involvement and stewardship of the Company’s strategic objectives and business performance
	(4)	support the CEO in developing and executing the Company’s strategic and business plans
Farzana Khaleel	(1)	successful execution of the Company’s balance sheet strategy including maintaining/improving key credit metrics
	(2)	effective management and oversight of the Company’s financial services and accounting divisions
	(3)	maintain and improve key financial and joint venture partner relationships
	(4)	improve interactions with the investment community through earnings calls, presentations and investor conferences/meetings
	(5)	general involvement in improving the Company’s overall financial performance, i.e., NOI, FFO, including oversight of miscellaneous areas
	(6)	support the CEO in developing and executing the Company’s strategic and business plans
Augustus N. Stephas	(1)	improvement in overall portfolio operations
	(2)	effective management of leasing and management functions
	(3)	successful preparation of Board materials
	(4)	oversight of billings, collections, legal and other internal operations
	(5)	expense containment and oversight of general and administrative costs
	(6)	support the CEO in developing and executing the Company’s strategic and business plans
Michael I. Lebovitz	(1)	successful completion of development and redevelopment projects at approved pro forma returns and on schedule
	(2)	develop a pipeline of new development and redevelopment projects
	(3)	effective oversight of the implementation of technology and organizational initiatives
	(4)	manage and enhance joint venture development relationships and pursue new joint venture relationships
	(5)	effective management and team building for the Development, Human Resources and Information Technology divisions of the company and closer working relationships with other areas of the Company
	(6)	support the CEO in developing and executing the Company’s strategic and business plans

Long Term Incentive Program for Named Executive Officers

The LTIP rewards the Named Executive Officers for achievement of long-term relative Total Stockholder Return (“TSR”) performance versus the FTSE NAREIT Retail Index. The LTIP also carves out a limited portion for time-based vesting awards that may be granted based on the Compensation Committee’s subjective review of performance. For our Chief Executive Officer, 65% of his total LTIP opportunity each year is based on the TSR criteria and the remaining 35% is time-based. For the other Named Executive Officers, 60% of the total award is based on the TSR criteria and the remaining 40% is time-based.

A visual overview of the LTIP for the CEO and the other named executives officers is provided below:

The performance hurdles established for the performance-based portion of the awards are shown below based on four performance levels:

Performance Measure	Threshold	Target	High	Maximum
Relative TSR vs. NAREIT Retail Index	- 400 basis points	+ 100 basis points	+ 600 basis points	+ 1,000 basis points

The target value of the performance-based portion of the LTIP is translated into an award of performance stock units under the 2012 Stock Incentive Plan based on the market price for the Company’s common stock at the date of grant. Performance that meets threshold requirements will result in issuance of shares equal to 50% of the target amount of the award. Achievement of target performance will result in issuance of shares of Common Stock equal to 100% of the award, while performance that meets high performance will result in issuance of shares equal to 150% of the target amount of the award and performance that meets maximum performance will result in issuance of shares equal to 200% of the target amount of the award. Performance achieved between threshold and maximum levels will result in the issuance of a prorated number of shares. There will be no payout under the award for achievement of less than the threshold level of performance.

In establishing the performance hurdles for the relative TSR, the Compensation Committee, with the assistance of its independent consultant, conducted extensive back-testing analysis to assess the relationship of performance across our public retail and mall REIT peers with respect to the distributions of performance over time and to ensure appropriate rigor in our program. In examining the last ten 3-year rolling performance periods prior to the establishment of our new LTIP in 2015 (e.g., 2012-2014, 2011-2013, 2010-2012, etc.), it was found that, on average, -400 basis points generally equated to the 33rd percentile. A number of our peers and broader market practices tend to use the 25th percentile as a threshold for which the minimum award payout is provided. At the same time, we established target performance to be +100 basis points such that we must outperform our peers in order for the Named Executive Officers to receive the target award, which is more challenging than a common approach of using the 50th percentile. Finally the upside performance requirement of 1,000 basis points has generally equated to performance above the 85th percentile.

The target values of the total LTIP awards granted to each Named Executive Officer for 2015 and 2016 are shown below. This includes (i) the target value of the performance-based awards for each of the 2015-2017 and 2016-2018 performance periods and (ii) the target value that was utilized for the time-vested awards for the 2015 and 2016 performance periods, which the Compensation Committee considered along with its subjective evaluation of Company performance to determine the number of shares actually issued at the payout of such awards in February 2016 and February 2017.

Named Executive Officer	Year of Grant/ Base Year for LTIP Performance Period	Target Value of Long Term Incentive Award ($)	Target Value of Performance Based Award ($)(1)	Target Value of Time-Vested Award ($)(2)
Stephen D. Lebovitz, President and Chief Executive Officer	2016	1,750,000	1,137,500	612,500
	2015	1,750,000	1,137,500	612,500
Charles B. Lebovitz, Executive Chairman of the Board	2016	1,250,000	750,000	500,000
	2015	1,250,000	750,000	500,000
Farzana Khaleel, Executive Vice President, Chief Financial Officer and Treasurer	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000
Augustus N. Stephas, Executive Vice President and Chief Operating Officer	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000
Michael I. Lebovitz, Executive Vice President – Development and Administration	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000

(1)
The number of Performance Stock Units granted in relation to the target value of the performance based award is determined by dividing such value by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the initial date of grant. For 2015 awards, the number of Performance Stock Units issued was determined by dividing the Target Value of the Performance Based LTIP Award by $20.10, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on March 24, 2015. For 2016 awards, the number of Performance Stock Units issued was determined by dividing the Target Value of the Performance Based LTIP Award by $9.85, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 10, 2016.

(2)
The number of shares of Common Stock issued in relation to each time-vested stock award is determined by dividing the amount of the targeted value of each such award that the Compensation Committee ultimately determines that each Named Executive Officer has earned, based on the Compensation Committee’s subjective evaluation of the Company’s performance during the just completed fiscal year, by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the date that the Compensation Committee makes such determination. Based upon consideration of the Company’s overall performance as outlined above under the heading “CBL 2016 Performance Highlights,” as well as each Named Executive Officer’s individual performance, the Compensation Committee determined on February 7, 2017, that each Named Executive Officer qualified to receive 100% of the Target Value of the time-vested component of the LTIP stock award for 2016 performance. Accordingly, the number of shares issued for each officer’s time-vested award was determined by dividing such Target Value by $10.675, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 7, 2017.

While the actual performance periods applicable to the Performance Stock Units outstanding as of December 31, 2016 run from 2015 through 2017 (for the PSUs granted in March 2015) and from 2016 through 2018 (for the PSUs granted in February 2016), the table and charts below illustrate the aggregate value of each tranche of these PSUs, based on the Company’s performance through December 31, 2016 for the elapsed portion of each such performance period. This data, which demonstrates how these LTIP awards serve to align the economic interests of our Named Executive Officers with those of the Company’s stockholders, is based on a comparison of our TSR to that of the FTSE NAREIT Retail Index over (i) the two years elapsed thus far in the 3-year performance period 2015-2017 and (ii) the one year elapsed thus far in the 3-year performance period 2016-2018:

Applicable 3-Year Performance Period	CBL TSR (Performance Through 12-31-16)	FTSE NAREIT Retail Index TSR (Performance Through 12-31-16)	Relationship of CBL TSR to NAREIT Retail Index TSR Over the Applicable Portion of the Performance Period
2015-2017	-30.05%	5.55%	-35.60%
2016-2018	2.41%	0.95%	+1.46%

As illustrated above, notwithstanding their original “target” value, the PSUs have no actual economic value to our NEOs unless at least the Threshold level of relative TSR is achieved for the applicable 3-year performance period. The actual value of the Performance Stock Units at the conclusion of each respective performance period, and the resulting number of shares earned by each of our NEOs, will be reported (i) in our proxy statement for next year’s Annual Meeting, for the 2015-2017 performance period and (ii) in the proxy statement for our 2019 Annual Meeting, for the 2016-2018 performance period.

Shares earned pursuant to the Performance Stock Units vest 60% at the conclusion of the performance period while the remaining 40% of such shares vest 20% on each of the first two anniversaries thereafter. In total, the performance-based awards, inclusive of the three-year performance period plus subsequent vesting over two additional years, span a five-year period.

Year 1	Year 2	Year 3	Year 4	Year 5
Performance Period		60%	20%	20%

Shares of Common Stock subject to the time-vested stock awards are issued pursuant to the Compensation Committee’s determination that a Named Executive Officer earned such shares based upon the performance of such officer and the Company during the prior year. Accordingly, such shares vest 20% on the date that the Compensation Committee determines how much of the value of each such award has been earned, as described above, with the remainder vesting in four equal annual installments.

Dividends will be paid, and voting rights will apply only with respect to shares of Common Stock constituting the time-vested portion of these LTIP awards (including the 40% of shares issued pursuant to any performance based award that vest over two additional years). Shares potentially issuable pursuant to the performance based portion of these awards will not have any voting rights, or be subject to the payment of any dividends, until such shares are earned and issued pursuant to the award.

Whether a Named Executive Officer whose employment is terminated prior to the conclusion of the three year performance period applicable to any performance based LTIP award will receive any shares with respect to such award will be determined as follows:

•
a Named Executive Officer whose employment terminates, other than for Cause (as defined in the 2012 Stock Incentive Plan), either (i) due to death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) or (ii) within 24 months following a Change of Control (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will be entitled to receive a pro-rated number of shares of Common Stock, calculated based on the Company’s TSR performance over the proportion of the performance period that had been completed to, and including, the date of such event, as compared to the TSR performance of the FTSE NAREIT Retail Index over such period.

•
a Named Executive Officer whose employment terminates voluntarily (other than within 24 months following a Change of Control) or for Cause (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will not be entitled to receive any shares of Common Stock pursuant to such award.

Any shares subject to the time-vested stock awards under the LTIP, and any portion of the shares earned pursuant to a completed performance period under the performance portion of an LTIP award that are subject to vesting over the subsequent two years, will vest immediately upon the occurrence of a Change of Control (as defined in the 2012 Stock Incentive Plan), or upon the termination of a named executive officer’s employment due to death or disability.

2017 Named Executive Officer Compensation Actions

Establishment of 2017 Annual Incentive Program for Named Executive Officers

In February 2017, the Compensation Committee approved a 2017 Annual Incentive Plan, the terms of which are substantially identical to those described above for the 2016 AIP, apart from the 2017 cash bonus targets having increased somewhat after remaining flat over the prior two years. The 2017 AIP will determine the NEO’s annual bonus compensation for performance during the Company’s fiscal year 2017.

Under the 2017 AIP, the quantitative portion of each NEO’s annual bonus award will be determined by reference to the same two performance metrics utilized under the 2016 AIP, with 50% weighting allocated to the Company’s performance with respect to FFO, as adjusted per diluted share, and the remaining 50% weighting allocated to the Company’s performance with respect to same-center NOI, each as reported in the Company’s Periodic Reports.

Named Executive Officer	Total 2017 Target Cash Bonus Award ($)	Quantitative Allocation(1)	Qualitative/ Individual Allocation
Stephen D. Lebovitz, President and Chief Executive Officer	945,000	70%	30%
Charles B. Lebovitz, Chairman of the Board	787,500	60%	40%
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	315,000	60%	40%
Augustus N. Stephas, Executive Vice President and Chief Operating Officer	367,500	60%	40%
Michael I. Lebovitz, Executive Vice President – Development and Administration	315,000	60%	40%

(1)
The cash bonus awards ultimately received by each Named Executive Officer based on quantitative metrics under the 2017 AIP will be determined in relation to the threshold, target and maximum performance levels established for each metric by the Compensation Committee in the same manner as described above for the 2016 AIP.

The qualitative component of the cash bonus awards received by each Named Executive Officer under the 2017 AIP will be determined by the Compensation Committee’s subjective evaluation of each officer’s performance in relation to 2017 individual performance goals established by the Compensation Committee in the same manner as the 2016 individual performance objectives that were utilized in determining qualitative performance bonuses under the 2016 AIP.

2017 LTIP Award Target Values for Named Executive Officers

The target values of the total LTIP awards granted to each Named Executive Officer for 2017 are shown below. This includes (i) the target value of the performance-based awards for the 2017-2019 performance period and (ii) the target value of the time-vested awards for the 2017 performance period that may be granted in February 2018.

Named Executive Officer	Year of Grant/ Base Year for LTIP Performance Period	Target Value of Long Term Incentive Award ($)	Target Value of Performance Based Award ($)(1)	Target Value of Time-Vested Award ($)(2)
Stephen D. Lebovitz, President and Chief Executive Officer	2017	1,890,000	1,228,500	661,500
Charles B. Lebovitz, Executive Chairman of the Board	2017	1,312,500	787,500	525,000
Farzana Khaleel, Executive Vice President, Chief Financial Officer and Treasurer	2017	525,000	315,000	210,000
Augustus N. Stephas, Executive Vice President and Chief Operating Officer	2017	525,000	315,000	210,000
Michael I. Lebovitz, Executive Vice President – Development and Administration	2017	525,000	315,000	210,000

(1)
The number of Performance Stock Units granted in relation to the target value of the performance based award is determined by dividing such value by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the initial date of grant. For 2017 awards, the number of Performance Stock Units issued was determined by dividing the Target Value of the Performance Based LTIP Award by $10.675, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 7, 2017.

(2)
The number of shares of Common Stock issued in relation to each time-vested stock award is determined by dividing the amount of the targeted value of each such award that the Compensation Committee ultimately determines that each Named Executive Officer has earned, based on the Compensation Committee’s subjective evaluation of the Company’s performance during the just completed fiscal year, by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the date that the Compensation Committee makes such determination.

Base Salaries for the Named Executive Officers

In reviewing and establishing base salaries for the Company’s Named Executive Officers, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision. For fiscal 2016, the Compensation Committee approved senior management’s recommendation to maintain base salaries for the Named Executive Officers at the same level as in 2015 with no increases. For fiscal 2017, the Compensation Committee approved senior management’s recommendation to increase base salaries for the Named Executive Officers by 1% over 2016 levels, as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	2017 Base Salary
Stephen D. Lebovitz	$700,000	$700,000	$707,000
Charles B. Lebovitz	$675,000	$675,000	$681,750
Farzana Khaleel	$528,989	$528,989	$534,279
Augustus N. Stephas	$558,927	$558,927	$564,516
Michael I. Lebovitz	$422,066	$422,066	$426,287

The base salaries reflected above took effect as of January 1, 2015, January 1, 2016 and January 1, 2017, respectively.

Additional Compensation Policies and Practices

Role of Senior Management in Compensation Decisions

The Compensation Committee receives recommendations from CBL’s senior management as to all elements of compensation for CBL’s Named Executive Officers and considers such recommendations in establishing base salary levels, as well as both the targeted award levels and the performance criteria utilized in determining AIP and LTIP awards under the incentive compensation programs described above. Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations as well as evaluating performance of the other executive officers. Stephen D. Lebovitz regularly participates in the Compensation Committee meetings to provide this information. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters. The Compensation Committee also considers management’s recommendations in light of such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question.

General Review of Peer Compensation Levels

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded shopping center and mall REITs, to provide the Compensation Committee with a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers, and an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee has not set specific competitive pay targets or objectives in this review, or otherwise engaged in formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies. The eight publicly traded retail REITs used for this comparison during 2016 were:

Company Name	Ticker Symbol
DDR Corp.	DDR
GGP, Inc.	GGP
Kimco Realty Corporation	KIM
The Macerich Company	MAC
Pennsylvania Real Estate Investment Trust	PEI
Simon Property Group, Inc.	SPG
Taubman Centers, Inc.	TCO
Washington Prime Group Inc.	WPG

Clawback Policy

In conjunction with the implementation of the new annual and long term incentive programs for the Company’s Named Executive Officers in 2015, the Company’s Board of Directors and Compensation Committee also implemented a clawback policy applicable to the Company’s Named Executive Officers. Under this policy, the Company shall require reimbursement of any incentive compensation paid to a Named Executive Officer where: (i) the incentive compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Board determines, after a thorough investigation involving, if necessary, independent legal counsel, and after considering the totality of the circumstances and the information gleaned from such investigation, that the Named Executive Officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower amount of incentive compensation would have been paid to the Named Executive Officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the Named Executive Officer the amount by which the Named Executive Officer’s incentive compensation for the relevant period exceeded the lower amount of incentive compensation that would have been paid to such Named Executive Officer based on the restated financial results.

Anti-Hedging Policy

In February 2016, the Company’s Board of Directors adopted a policy prohibiting CBL’s officers and directors from engaging in “hedging” transactions involving any stock or securities of the Company. Specifically, except for indirect transactions not effectively under the control of a covered officer or director (such as transactions carried out by a mutual fund or similar vehicle in which an officer or director may invest, pursuant to investment decisions made by an independent third party manager), the policy prohibits the Company’s directors and officers of the Company or any of its subsidiaries of the level of vice president or above from engaging in hedging or monetization activities through transactions in Company securities or through the use of financial instruments designed for such purposes (including without limitation short-sales, options, puts, calls, and sales against the box, as well as derivative transactions including swaps, forwards, futures, collars and exchange funds). Under the policy, such individuals are generally prohibited from (i) owning financial instruments or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning Company securities or (ii) owning or participating in any other securities, instruments, contracts, arrangements or understandings that give the holder any rights to acquire any such Company securities. All officers and directors were in compliance with the terms of this policy prior to its adoption, so no covered individual was required to exit any previously existing arrangement.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned and/or leased by the Management Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage, in an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft. As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances, including but not limited to travel between Company offices, where the trip is primarily for a business purpose that benefits the Company. In these instances, allowing the use of aircraft owned or leased by the Company for executive travel serves the Company’s business purposes by enhancing the executive’s security and ability to attend to business matters while in transit, notwithstanding the fact that current SEC rules may require disclosure of the aggregate incremental cost attributable to such trips, including Stephen Lebovitz’ travel between his office in Boston and the Company’s headquarters in Chattanooga, as additional “perquisite” compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2016 Stephen D. Lebovitz received $396,887 of compensation attributable to such aircraft usage. Over 92% of this reported “perquisite” compensation for Stephen D. Lebovitz relates to travel as described above between the Company’s Boston and Chattanooga offices.

Tier III Post-65 Retiree Insurance Program

Prior to November 2012, the Company had two programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – the Tier I Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors, and the Tier II Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service. Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, adopted the Tier III Post-65 Retiree Program, the details of which are described herein under the heading “Executive Compensation – Potential Payments Upon Termination,” for the purpose of providing certain limited enhancements, as described in such section, to the post-retirement health insurance coverage available to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. This limitation does not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations.

Because substantially all services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Code for compensation paid to CEOs and certain other public company executive officers is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2014, 2015 and 2016:

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position(2)	Year	Salary($) (4)	Bonus($) (5)	Stock Award(s) ($) (6)	Non-equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total Compensation ($)
Stephen D. Lebovitz, Director, President and Chief Executive Officer	2016	700,000	241,500	1,187,603	806,969	403,512	3,339,584
	2015	700,000	229,688	1,718,571	677,031	423,460	3,748,750
	2014	573,682	1,125,000	594,300	—	471,470	2,764,452
Charles B. Lebovitz, Chairman of the Board	2016	675,000	270,000	879,193	592,875	6,625	2,423,693
	2015	675,000	270,000	1,195,291	497,411	6,625	2,644,327
	2014	647,805	792,000	466,950	—	6,500	1,913,255
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	2016	528,989	120,000	351,679	237,150	6,625	1,244,443
	2015	528,989	100,800	539,732	198,964	6,625	1,375,110
	2014	513,582	330,000	233,475	—	6,500	1,083,557
Augustus N. Stephas, Executive Vice President and Chief Operating Officer(3)	2016	558,927	126,000	351,679	276,675	6,625	1,319,906
	2015	558,927	120,400	539,732	232,125	6,625	1,457,809
	2014	542,648	396,000	233,475	—	6,500	1,178,623
Michael I. Lebovitz, Executive Vice President – Development and Administration	2016	422,066	108,000	351,679	237,150	6,625	1,125,520
	2015	422,066	103,200	539,732	198,964	6,625	1,270,587
	2014	409,773	330,000	233,475	—	6,500	979,748

______________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)
Salary and Bonus amounts reported for Mr. Stephas do not include $30,000 received in 2016, $10,145 received in 2015 and $20,000 received in 2014 representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor as a portion of the reimbursement for management and administrative services discussed below under “Certain Relationships and Related Person Transactions – Retained Property Interests and Management Services.”

(4)
Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2014, 2015 and 2016.

(5)
For 2016 and 2015, represents the qualitative component of each Named Executive Officer’s cash bonus paid under the 2016 Annual Incentive Plan (as described above in the “Compensation Discussion and Analysis” section) and under the similarly structured 2015 Annual Incentive Plan. For 2014, represents annual discretionary bonus payments to each such officer, prior to the Company’s March 2015 implementation of the new AIP and LTIP programs described above.

(6)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of restricted Common Stock under our prior NEO incentive program, as well as the time-vested component of Common Stock awards under the Company’s current LTIP, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. For Performance Stock Units (PSUs) awarded under the Company’s current LTIP, the fair value was estimated on the date of grant using a Monte Carlo Simulation model. Such valuation consisted of computing the fair value using the Company’s simulated stock price as well as TSR over the performance period (i) from January 1, 2015 through December 31, 2017, for awards made in 2015 and (ii) from January 1, 2016 through December 31, 2018, for awards made in 2016. The award is modeled as a contingent claim in that the expected return on the underlying shares is risk-free and the rate of discounting the payoff of the award is also risk-free. For the initial PSUs granted in March 24, 2015, this resulted in a grant-date fair value of $15.52 per PSU. For the initial PSUs granted in February 10, 2016, this resulted in a grant-date fair value of $4.98 per PSU. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

(7)
For fiscal year 2016, amounts shown include the following amounts paid as annual incentive compensation to each of the Named Executive Officers pursuant to (i) the quantitative bonus based on the FFO, as adjusted, per share metric (“FFO Bonus”) and (ii) the quantitative bonus based on the same-center NOI Growth metric (“NOI Bonus”) under the terms of the Company’s 2016 AIP as described above in the “Compensation Discussion and Analysis” section:

•	Stephen D. Lebovitz ($398,125 FFO Bonus and $408,844 NOI Bonus)

•	Charles B. Lebovitz ($292,500 FFO Bonus and $300,375 NOI Bonus)

•	Farzana Khaleel ($117,000 FFO Bonus and $120,150 NOI Bonus)

•	Augustus N. Stephas ($136,500 FFO Bonus and $140,175 NOI Bonus)

•	Michael I. Lebovitz ($117,000 FFO Bonus and $120,150 NOI Bonus)

(8)
For fiscal year 2016, amounts shown include the following amounts attributable to matching contributions by the Management Company under the 401(k) Plan: Stephen D. Lebovitz ($6,625); Charles B. Lebovitz ($6,625); Farzana Khaleel ($6,625); Augustus N. Stephas ($6,625); and Michael I. Lebovitz ($6,625). Amounts shown also include $396,887 for Stephen D. Lebovitz, reflecting the incremental cost to the Company of such executive’s personal use (including use by family members accompanying the executive) of a private aircraft owned by the Management Company, or of other private aircraft that the Company charters under a jet access agreement. Over 92% of this reported “perquisite” compensation for Stephen D. Lebovitz relates to travel as described above between the Company’s Boston and Chattanooga offices. For use of the chartered aircraft, the incremental cost is determined by using the amount the Company is billed for such use, less any portion reimbursed by the executives, and such amount may include (among other items): landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); position flight costs; and passenger ground transportation. For the Management Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft (including those items listed above for the chartered aircraft), less any portion reimbursed by the executives. Since the Management Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers.

2016 Grants of Plan-Based Awards

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Maximum (#)
Stephen D. Lebovitz	2/10/2016	306,250	612,500	918,750	57,741	115,482	173,223	230,964	62,183	612,503
Charles B. Lebovitz	2/10/2016	225,000	450,000	675,000	38,071	76,142	114,213	152,284	50,762	500,006
Farzana Khaleel	2/10/2016	90,000	180,000	270,000	15,229	30,457	45,686	60,914	20,305	200,004
Augustus N. Stephas	2/10/2016	105,000	210,000	315,000	15,229	30,457	45,686	60,914	20,305	200,004
Michael I. Lebovitz	2/10/2016	90,000	180,000	270,000	15,229	30,457	45,686	60,914	20,305	200,004
____________________

(1)
These columns represent the potential value of the payout for each Named Executive Officer if the threshold, target or maximum goals are satisfied under the quantitative bonus components of the 2016 Annual Incentive Plan, as described above in the “Compensation Discussion and Analysis” section. The amounts actually earned by each NEO with respect to 2016 performance under the AIP are reported in the Bonus (for the qualitative component) and Non-Equity Incentive Plan Compensation (for the quantitative component) columns in the 2016 Summary Compensation Table above.

(2)
These columns represent the potential number of shares to be earned by each Named Executive Officer if the threshold, target, high or maximum goals are satisfied with respect to the Performance Stock Units granted in 2016 under the LTIP. The actual number of shares of Common Stock issued pursuant to these Performance Stock Units will be determined as of December 31, 2018 based on the Company’s relative TSR performance over the 2016-2018 performance period, and will vest 60% at such time, with the remaining 40% of such shares vesting 20% on each of December 31, 2019 and December 31, 2020, all as described above in the “Compensation Discussion and Analysis” section.

(3)
Represents the number of shares of restricted stock awarded to each such officer under the 2012 Stock Incentive Plan in February 2016, pursuant to the Compensation Committee’s subjective evaluation of the officer’s performance during 2015 under the time-vested component of such officer’s LTIP opportunity. Such awards have the additional terms and conditions described in the narrative presented below.

(4)
Represents the grant date fair value of the February 2016 time-vested stock awards, granted based on 2015 performance as described above, calculated as described in footnote (6) to the Summary Compensation Table above.

Additional Information Concerning Executive Compensation

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table.

Annual Bonus Arrangements for Named Executive Officers

The terms of both the quantitative and qualitative components of the bonus arrangements for the Named Executive Officers under the 2016 Annual Incentive Plan are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the 2012 Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. No Named Executive Officer elected to receive his or her bonus in Common Stock for fiscal 2016.

Terms of Performance Stock Unit Grants to the Named Executive Officers Under the LTIP

The terms of the Performance Stock Units granted to the Named Executive Officers during 2016 pursuant to the performance-based component of stock awards under the new LTIP are detailed above in the “Compensation Discussion and Analysis” section. As described therein, any shares of Common Stock issued pursuant to such Performance Stock Units at the conclusion of the applicable three-year performance period will vest 60% at such date, with the remaining 40% of such shares vesting 20% on each of the next two anniversaries of such date. During such two year period, the additional shares that have not yet vested will be subject to the same terms described below for shares of restricted stock issued pursuant to the time-vested component of LTIP awards (other than the 5-year vesting schedule).

Terms of Restricted Stock Grants to Named Executive Officers Under the Time-Vested Component of the LTIP

Each time-vested award of restricted shares of Common Stock granted to the Named Executive Officers under the 2012 Stock Incentive Plan pursuant to the LTIP provides for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•
The shares vest as follows: 20% of the shares granted to each Named Executive Officer are fully vested on the date of grant, and restrictions expire on an additional 20% of the shares granted annually over the next four (4) years beginning on the first anniversary of the date of grant, except that, in the event of a Change of Control of the Company (as defined in the 2012 Stock Incentive Plan), any remaining unvested portion of such shares would immediately vest.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our 2012 Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Additionally, as discussed on page 39 above in the Compensation Discussion and Analysis, effective March 24, 2015 in conjunction with the implementation of new annual and long term incentive programs for the Company’s Named Executive Officers, the Company’s Board of Directors and Compensation Committee implemented a compensation clawback policy applicable to the Company’s Named Executive Officers as described therein.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2016 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Stephen D. Lebovitz	179,613 (2)	2,065,550	201,519	2,317,469
Charles B. Lebovitz	40,609 (3)	467,004	132,870	1,528,005
Farzana Khaleel	45,594 (4)	524,331	53,148	611,202
Augustus N. Stephas	16,244 (5)	186,806	53,148	611,202
Michael I. Lebovitz	44,594 (6)	512,831	53,148	611,202
________________________

(1)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the 2012 Stock Incentive Plan, prior to the changes made to equity awards to Named Executive Officers in March 2015 pursuant to the adoption of the LTIP. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2016 (December 30) of $11.50 per share.

(2)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than (A) 56,867 unvested shares remaining from a one-time grant the Compensation Committee made to Mr. Lebovitz in December 2013 and (B) 49,746 shares granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award. The shares vest as follows: 5,000 shares vested on February 7, 2017; 7,000 shares vested on February 4, 2017 and 7,000 additional shares will vest on February 4, 2018; 7,000 shares vested on February 3, 2017 and 7,000 additional shares will vest on February 3 in each of the years 2018 and 2019; 8,250 shares vested on February 2, 2017 and 8,250 additional shares will vest on February 2 in each of the years 2018, 2019 and 2020; 12,437 shares vested on February 10, 2017, 12,437 additional shares will vest on February 10, 2018, and 12,436 additional shares will vest on February 10 in each of the years 2019 and 2020; and 28,433 additional shares will vest on December 17, 2017, with 28,434 additional shares vesting on December 17, 2018.

(3)
Such shares were granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award, and vest as follows: 10,153 shares vested on February 10, 2017, and 10,152 additional shares will vest on February 10 in each of the years 2018, 2019 and 2020.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than 16,244 shares granted to Ms. Khaleel in February 2016 in connection with the discretionary time-vested component of her LTIP award. The shares vest as follows: 2,500 shares vested on February 7, 2017; 3,250 shares vested on February 4, 2017 and 3,250 additional shares will vest on February 4, 2018; 2,750 shares vested on February 3, 2017 and 2,750 additional shares will vest on February 3 in each of the years 2018 and 2019; 3,025 shares vested on February 2, 2017 and 3,025 additional shares will vest on February 2 in each of the years 2018, 2019 and 2020; and 4,061 shares vested on February 10, 2017, and 4,061 additional shares will vest on February 10 in each of the years 2018, 2019 and 2020.

(5)
Such shares were granted to Mr. Stephas in February 2016 in connection with the discretionary time-vested component of his LTIP award, and vest as follows: 4,061 shares vested on February 10, 2017, and 4,061 additional shares will vest on February 10 in each of the years 2018, 2019 and 2020.

(6)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than 16,244 shares granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award. The shares vest as follows: 2,500 shares vested on February 7, 2017; 2,750 shares vested on February 4, 2017 and 2,750 additional shares will vest on February 4, 2018; 2,750 shares vested on February 3, 2017 and 2,750 additional shares will vest on February 3 in each of the years 2018 and 2019; 3,025 shares vested on February 2, 2017 and 3,025 additional shares will vest on February 2 in each of the years 2018, 2019 and 2020; and 4,061 shares vested on February 10, 2017, and 4,061 additional shares will vest on February 10 in each of the years 2018, 2019 and 2020.

(7)	Assumes performance at the Threshold level for Performance Stock Units issued under the LTIP for the 2015-2017 and at the High level for the 2016-2018 performance periods.

(8)
Market value of shares of Common Stock underlying PSUs that had not vested at December 31, 2016 is calculated based on the closing price for the Company’s Common Stock on the NYSE on such date ($11.50 per share, which was the closing price on December 30, the last trading day of fiscal 2016).

2016 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen D. Lebovitz	73,120	800,103
Charles B. Lebovitz	10,153	99,804
Farzana Khaleel	17,586	185,526
Augustus N. Stephas	4,061	39,920
Michael I. Lebovitz	17,086	180,066
____________________

(1)	All of such shares were received pursuant to time-vested restricted stock awards which vested during fiscal 2016.

(2)
Amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination for Named Executive Officers

Except for (i) the noncompetition arrangements described above, (ii) the automatic vesting of any unvested shares subject to restricted stock awards upon the occurrence of a Change in Control as defined in the 2012 Stock Incentive Plan, (iii) the provisions allowing payout of the full Target Cash Bonus Award under the AIP, or a partial payout of shares subject to a performance-based LTIP award, in the event of an officer’s death, disability or (under the circumstances described below) termination following a Change of Control (as defined in the 2012 Stock Incentive Plan); and (iv) the Tier III Post-65 Retiree Program described below, the Company’s Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for any benefits for which they are eligible under the Tier III Post-65 Retiree Program and certain impacts on outstanding AIP and equity awards, such officers will not receive compensation in connection with any termination of employment due to a change in control of the Company, death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs. Currently, the Named Executive Officers who are not eligible for the Tier III Post-65 Retiree Program also do not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Retiree program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service, or under the Tier I Retiree program, which applies to employees who retire with 30 or more years of service.

Impact of Change in Control Under 2012 Stock Incentive Plan

The 2012 Stock Incentive Plan generally provides that, except to the extent the Compensation Committee otherwise provides, in the event of any Change in Control of the Company (a) any outstanding option shall become fully exercisable, (b) the restrictions expire immediately with respect to 100% of the shares subject to any award of restricted stock and (c) other outstanding awards shall become fully vested and or payable and any restrictions with respect thereto shall expire. The effect of this provision with respect to currently outstanding awards of restricted stock under such plan is that all remaining unvested shares subject to restricted stock awards held by any employee (including any time-vested shares held by a Named Executive Officer pursuant to either an award under the new LTIP or a prior restricted stock grant) would immediately vest in full.

The 2012 Stock Incentive Plan defines a “Change in Control” for this purpose to include (i) any acquisition by a person or group of 20% or more of the outstanding shares of the Company's Common Stock (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan), (ii) a change in the majority of the Company's directors (subject to certain exceptions for changes in the ordinary course of the Company's business), or (iii) the occurrence of a Corporate Event (as defined below), but excluding any Corporate Event pursuant to which:

(A)
all or substantially all of the beneficial owners of the Company's voting securities immediately prior thereto will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and (as applicable) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Event in substantially the same proportions as their ownership immediately prior to such Corporate Event;

(B)
no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Event) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Event; and

(C)	individuals who were members of the Company's incumbent Board prior thereto will constitute at least a majority of the directors of the corporation resulting from such Corporate Event.

A “Corporate Event” is defined under the 2012 Stock Incentive Plan as an event pursuant to which: (i) the Company is merged or consolidated with another corporation or entity, (ii) all or substantially all of the Company's assets or Common Stock is acquired by another person or entity or (iii) the Company is liquidated or reorganized.

Impact of Death, Retirement or Change in Control Under the NEO Annual Incentive Plan

A Named Executive Officer who terminates employment with the Company prior to the conclusion of any applicable performance period under the AIP will not receive an AIP bonus payment for such period, except that an otherwise eligible Named Executive Officer shall receive an AIP bonus payment in the amount of his or her full Target Cash Bonus Award, as determined by the Compensation Committee, in either of the following circumstances:

•
In the event of death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) prior to the end of the annual performance period; or

•
If a Named Executive Officer’s employment is terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan), following a Change of Control (defined as described above in the Company’s 2012 Stock Incentive Plan), but prior to end of the annual performance period.

Impact of Death, Retirement or Change in Control on Performance Stock Units Under the LTIP

Whether a Named Executive Officer whose employment is terminated prior to the conclusion of the three year performance period applicable to any performance based LTIP award will receive any shares with respect to such award will be determined as follows:

•
a Named Executive Officer whose employment terminates, other than for Cause (as defined in the 2012 Stock Incentive Plan), either (i) due to death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) or (ii) within 24 months following a Change of Control (defined as described above in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will be entitled to receive a pro-rated number of shares of Common Stock, calculated based on the Company’s TSR performance over the proportion of the performance period that had been completed to, and including, the date of such event, as compared to the TSR performance of the NAREIT Retail Index over such period.

•
a Named Executive Officer whose employment terminates voluntarily (other than within 24 months following a Change of Control) or for Cause (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will not be entitled to receive any shares of Common Stock pursuant to such award.

Tier III Post-65 Retiree Program

Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, approved and adopted the Tier III Post-65 Retiree Program to provide certain benefits concerning the continuation of health insurance coverage to certain corporate officers who meet its requirements. The “Tier III Retirees” covered by this program include Company officers of the level of Senior Vice President and above, who retire at age 65 or above after the program’s effective date and:

•	have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement;

•	are participating in the CBL group medical insurance plan on the date of their retirement; and

•	no longer have a “current employment status” with CBL.

For purposes of the third requirement listed above, in addition to including retirees who are no longer providing services to the Company in any capacity, retired officers will be considered to no longer have a “current employment status” for purposes of program eligibility notwithstanding the fact that they (i) may continue in any part-time capacity with the Company or (ii) may continue to provide services to the Company under any consulting agreement or similar agreement.

Program benefits for each eligible Tier III Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier III Retiree) are as follows:

•
for an initial period of five (5) years from the date of the Tier III Retiree’s retirement, the Tier III Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his or her covered spouse; and

•
the Tier III Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier III Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree’s retirement.

Any tax obligations imposed on the Tier III Retiree as a result of the benefit under this program will be the sole responsibility of the Tier III Retiree (and his or her spouse, if applicable). Subject to certain requirements for advance notice to participants, the Company may terminate the Tier III Post-65 Retiree Program at any time.

Currently, named executive officers Charles B. Lebovitz and Augustus N. Stephas would meet the criteria to be covered under the Tier III Post-65 Retiree Program, should they retire from their employment with the Company. The projected benefit to any covered Tier III Retiree under the program will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Impact of Death, Disability or Retirement on Outstanding Awards Under the 2012 Stock Incentive Plan

Restricted stock awards made to the Named Executive Officers, pursuant to either an award under the new LTIP or under a prior restricted stock grant, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate. “Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time. All shares of restricted stock held by the Named Executive Officers pursuant to such awards as of December 31, 2106, would have been forfeited by any such officer who retired from his or her employment with the Company.

Based on the foregoing, the following table summarizes (i) the estimated value of any applicable benefits under the Tier III Post-65 Retiree Program and (ii) the intrinsic value (that is, the value based on the Company’s stock price) of all LTIP Performance Stock Units or time-vested restricted stock awards that each of the Named Executive Officers would have been entitled to receive or retain if (A) a Change in Control (as defined under the 2012 Stock Incentive Plan) had occurred or (B) he or she had retired, died or become disabled, assuming in each case that such event occurred as of December 31, 2016 (and using the NYSE closing price of $11.50 per share on December 30, 2016, the last trading day of the year):

Name	Occurrence of a Change in Control (1)		Termination Due to Retirement			Termination Due to Death/Disability
	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)	Value of Tier III Retiree Benefits ($)(3)	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)	Value of Tier III Retiree Benefits ($)(3)(4)	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)
Stephen D. Lebovitz	2,528,597	875,000	—	—	—	—	2,528,597	875,000
Charles B. Lebovitz	772,306	750,000	81,283	—	—	81,283	772,306	750,000
Farzana Khaleel	646,450	300,000	—	—	—	—	646,450	300,000
Augustus N. Stephas	308,925	350,000	81,283	—	—	81,283	308,925	350,000
Michael I. Lebovitz	634,950	300,000	—	—	—	—	634,950	300,000

(1)
The Tier III Post-65 Retiree Program does not provide for any benefits upon the occurrence of a Change in Control in the absence of an eligible employee ceasing to have a “current employment status” with the Company and otherwise satisfying its requirements (as described above). Accordingly, for purposes of the foregoing table, the only consequences of a Change in Control (as defined in the 2012 Stock Incentive Plan) would be (A) the immediate vesting of any outstanding, unvested shares of restricted stock subject to awards granted under such plan and (B) in the event a Named Executive Officer were terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan) following such event, an AIP bonus payment equal to such officer’s full Target Cash Bonus Award for the period.

(2)
This value is calculated based on (i) the number of unvested shares of restricted stock each Named Executive Officer would retain and (ii) the pro-rated number of shares each Named Executive Officer would have received pursuant to PSUs awarded under the LTIP, in the event of death, disability or termination other than for Cause (as defined in the 2012 Stock Incentive Plan) within 24 months following a Change of Control and prior to the end of the applicable restricted period or PSU performance period (as applicable), had such contingency occurred on December 31, 2016, as follows:

Named Executive Officer	Number of Shares of Time-Vested Restricted Stock Retained	Pro-Rated Shares Awarded Under PSUs for 2015-2017 LTIP Performance Period	Pro-Rated Shares Awarded Under PSUs for 2016-2018 LTIP Performance Period
Stephen D. Lebovitz	179,613	0	40,265
Charles B. Lebovitz	40,609	0	26,548
Farzana Khaleel	45,594	0	10,619
Augustus N. Stephas	16,244	0	10,619
Michael I. Lebovitz	44,594	0	10,619

No such pro-rated payout under a PSU would be triggered in the event of a Named Executive Officer’s retirement and no Named Executive Officer would retain unvested shares of restricted stock if he or she should retire.

(3)
Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2016. Since Charles B. Lebovitz and Augustus N. Stephas are the only two Named Executive Officers to have attained age 65 with 40 years of continuous employment with the Company as of December 31, 2016, no other Named Executive Officer would be eligible for benefits under the Tier III Post-65 Retiree Program as of such date.

(4)
Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of the Tier III Post-65 Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under this program in the event of the death of a Named Executive Officer.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2016. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gary L. Bryenton	71,000	48,680	119,680
A. Larry Chapman	80,000	48,680	128,680
Matthew S. Dominski (3)	109,250	48,680	157,930
John D. Griffith	60,875	48,680	109,555
Richard J. Lieb (4)	60,875	9,850	70,725
Gary J. Nay	60,875	48,680	109,555
Kathleen M. Nelson	81,500	48,680	130,180
_________________

(1)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2016 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors during 2016 under the 2012 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. During 2016, each Non-Employee Director (other than Richard J. Lieb, who became a director of the Company on February 10, 2016) was granted 4,000 shares of restricted Common Stock under the 2012 Stock Incentive Plan, with a grant date fair value of $12.17 per share (the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of January 4, 2016). Additionally, Richard J. Lieb was granted 1,000 shares of restricted Common Stock in connection with his appointment to the Board, with a grant date fair value of $9.85 per share (the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of February 10, 2016). For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2016 was as follows: Gary L. Bryenton – 22,450 shares; A. Larry Chapman – 13,000 shares; Matthew S. Dominski – 21,750 shares; John D. Griffith – 5,000 shares; Richard J. Lieb – 1,000 shares; Gary J. Nay – 18,000 shares; and Kathleen M. Nelson – 19,500 shares.

(3)
In addition to cash payments received pursuant to the Company’s regular compensation arrangements for Non-Employee Directors as described below, during 2016 Mr. Dominski received $18,000 as compensation for additional services he provided in connection with the Board’s supervision of the Company’s response to a SEC investigation that was concluded with no enforcement action being recommended.

(4)
Since Richard J. Lieb was not appointed as a director of the Company until February 10, 2016, he did not receive any compensation for service as a director of CBL prior to such date. Commencing with his appointment in February 2016, Mr. Lieb has been compensated for his service as a director pursuant to the Company’s compensation arrangements for Non-Employee Directors described herein, including receipt of an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Company has historically provided additional compensation to Non-Employee Directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors.

While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for Non-Employee Directors, is intended by the Compensation Committee to align the interests of the Non-Employee Directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In November 2016, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the adjustments summarized below to the Company’s compensation arrangements for each Non-Employee Director, which had the effect of transitioning the Non-Employee Directors’ cash compensation to an annual fee basis, and eliminating all prior monthly or meeting-based fees. The column listing fees payable prior to January 1, 2017 reflects the fees paid to Non-Employee Directors that were in effect during all of 2016, while the column for fees effective January 1, 2017 summarizes the new fee arrangements, following the November 2016 Compensation Committee and Board actions, effective for the current year:

Description	Amount of Fee Prior to January 1, 2017	New Fees Effective January 1, 2017
Annual Fee for each Non-Employee Director	$35,000	$40,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended(1)	$2,250	—
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$1,250	—
Fee for each Telephonic Board or Committee Meeting	$1,125	—
Annual Audit Committee Member Fee	—	$20,000
Annual Committee Member Fee (Compensation Committee; Nominating/Corporate Governance Committee Executive Committee)(2)	—	$15,000

Description	Amount of Fee Prior to January 1, 2017	New Fees Effective January 1, 2017
Monthly Fee for the Audit Committee Chairman(1)	$1,500	—
Annual Fee – Audit Committee Chairman(2)	—	$25,000
Annual Fee – Compensation Committee Chairman(2)	—	$20,000
Annual Fee – Nominating/Corporate Governance Committee Chairman(2)	—	$20,000
Monthly Fee for the Lead Independent Director	$1,500	—
Annual Fee – Lead Independent Director	—	$25,000

(1)	Prior to January 1, 2017, the Non-Employee Director serving as Chairman of the Audit Committee received a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

(2)	Beginning January 1, 2017, each Committee Chair will receive the stated annual fee in lieu of the applicable annual Committee Member fee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Additionally, under the Company’s 2012 Stock Incentive Plan, as amended by Amendment No. 1 thereto and in effect prior to these changes, for each fiscal year of the Company, Non-Employee Directors also received either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 10,000 shares of restricted Common Stock of the Company.

In conjunction with the revisions described above to transition the Non-Employee Directors’ cash compensation to an annual fee basis, the Compensation Committee also determined that, effective January 1, 2017, these provisions will be applied in a manner that results in each Non-Employee Director receiving an annual award of shares of restricted Common Stock of the Company at the conclusion of each year (which may be payable on the first trading day of the next succeeding calendar year) having a value of $100,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

In addition, prior to these changes and pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended, any person who became a Non-Employee Director received an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors. In conjunction with the other changes to Non-Employee Director compensation effected January 1, 2017, the Compensation Committee also determined that a person who becomes a Non-Employee Director of the Company in the future will, upon joining the Board of Directors, receive an initial grant of shares of restricted Common Stock of the Company having a value of $25,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

The Compensation Committee also intends to approve a conforming Amendment No. 2 to the provisions governing awards to Non-Employee Directors under the Company’s 2012 Stock Incentive Plan to effectuate the changes to Non-Employee Director stock awards described above.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Equity Compensation Plan Information as of December 31, 2016

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2016 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	9,292,685
Equity compensation plans not approved by security holders	None	N/A	N/A

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), A. Larry Chapman, John D. Griffith and Gary J. Nay. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Matthew S. Dominski (Chairman), A. Larry Chapman, John D. Griffith and Gary J. Nay. The Compensation Committee operates under an amended and restated written charter adopted by the Board of Directors on May 14, 2013. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2017 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
A. Larry Chapman
John D. Griffith
Gary J. Nay

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of five Independent Directors, A. Larry Chapman (Chairman), Gary L. Bryenton, Matthew S. Dominski, Richard J. Lieb and Kathleen M. Nelson. The Audit Committee operates under the second amended and restated written charter adopted by the Board of Directors on August 14, 2013. A copy of the second amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2016 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed under current Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 concerning auditor communications with Audit Committees.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that A. Larry Chapman, an Independent Director and Chairman of the Audit Committee, as well as Matthew S. Dominski and Richard J. Lieb, both Independent Directors and members of the Audit Committee, each qualify as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of A. Larry Chapman, Matthew S. Dominski and Richard J. Lieb as “audit committee financial experts.”

AUDIT COMMITTEE
A. Larry Chapman (Chairman)
Gary L. Bryenton
Matthew S. Dominski
Richard J. Lieb
Kathleen M. Nelson

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above.

These provisions operate in conjunction with a Related Party Transactions Approval Policy adopted by the Company’s Audit Committee and Independent Directors during 2012 which, as amended to date, includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions – including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Disclosure Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% stockholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company’s regular Board procedures.

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company’s Bylaws or Code of Business Conduct.

The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2016 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (11.21%), Michael I. Lebovitz (11.21%), Alan L. Lebovitz (7.25%), and Beth Lebovitz-Backer (7.25%)); Ben S. Landress (6.82%); and Charles B. Lebovitz Grantor Trust (6.76%). The Operating Partnership owns 100% of the Management Company’s outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 14, 2017, 171,095,869 common partnership units, representing a 1.0% interest as the sole general partner and an 84.8% interest as a limited partner for an aggregate 85.8% interest in the Operating Partnership. As of March 14, 2017, CBL’s Predecessor owned 15,729,378 common partnership units, representing a 7.9% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 1,035,106 shares of the Company’s Common Stock, for a combined total interest of 8.4% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL’s Predecessor of 11.4% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company’s directors and executive officers as of March 14, 2017.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $436,889 in 2016, were reviewed and approved by the Company’s Audit Committee. Additionally, while the Avenues is managed by a third party, CBL’s Predecessor paid the Management Company approximately $175,382 in management consulting fees related to the Avenues during 2016 and such payments were reviewed and approved by the Company’s Audit Committee. CBL’s Predecessor also paid the Management Company $121,549 during 2016 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that had 17 leases of space, representing 14,386 square feet in 13 of the Company’s malls during 2016. Such spaces are operated as food service establishments. During 2016, the Company disposed of a mall containing one of these leases representing 700 square feet, so that there were 16 leases of space, representing 13,686 square feet in 12 of the Company’s malls at December 31, 2016. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2016 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $10.6 million, with such payments during fiscal 2016 having totaled $1.9 million. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2016, to the extent that the value of such officer’s interest in the aggregate lease payments to the Company exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates(1)	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer’s Aggregate Ownership Interest($)(2)
Charles B. Lebovitz Chairman of the Board of Directors	7	93,847
Stephen D. Lebovitz Director, President and Chief Executive Officer	2	191,378
Farzana Khaleel Executive Vice President – Chief Financial Officer and Treasurer	2	280,979
Augustus N. Stephas Executive Vice President and Chief Operating Officer	7	867,016
Michael I. Lebovitz Executive Vice President – Development and Administration	7	550,723
Ben S. Landress Executive Vice President – Management	2	313,785

(1)	These partnership interests are held by each such individual either directly or, on a pro-rata basis, through their ownership interests in CBL’s Predecessor or other affiliated entities.

(2)
Excludes any future percentage rents based on sales levels which are not presently determinable. Additionally, such partnerships (in the aggregate) paid $9,000 to the Management Company during 2016 as a component of the reimbursement for management and administrative services discussed above under “Retained Property Interests and Management Services.”

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2016 were all ratified by the Independent Directors. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Alan L. Lebovitz, a son of Charles B. Lebovitz, is the Company’s Senior Vice President – Asset Management. He receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner as for all Company officers. During 2016, the aggregate compensation paid to Alan L. Lebovitz (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was $660,495. He also is eligible for equity awards under the Company’s 2012 Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of senior vice president or higher.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $100 million unsecured line of credit and a $50 million unsecured term loan, from a group of banks led by First Tennessee. The line of credit matures in 2019 and has a one-year extension option. The term loan matures in 2018. There was $1.4 million outstanding on this line of credit as of December 31, 2016. The term loan was fully funded at closing. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee evaluates the selection of the Company’s independent auditor each year, and has determined to recommend the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has served as the independent auditors for the Company since May 7, 2002. In determining whether to recommend the re-appointment of Deloitte as the Company’s independent auditor, the Audit Committee considered various factors, including: Deloitte’s performance on prior audits, and the quality and efficiency of the services provided by Deloitte; an assessment of the firm’s professional qualifications, resources and expertise; Deloitte’s knowledge of the Company’s business and industry; the quality of the Audit Committee’s ongoing communications with Deloitte and of the firm’s relationship with the Audit Committee and Company management; Deloitte’s independence; the appropriateness of Deloitte’s fees; the length of time the firm has served in this role; the impact on the Company of changing auditors; and data on audit quality and performance, including recent PCAOB reports on Deloitte and peer firms. Considered together, these factors enable the Audit Committee to evaluate whether the selection of Deloitte as the Company’s independent auditor, and the retention of Deloitte to perform other services, will contribute to and enhance audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interest of our stockholders. Accordingly, the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte serve as the Company’s independent auditors for the fiscal year ending December 31, 2017.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2015 and 2016 by Deloitte in the amounts set forth in the following table.

	2015	2016
Audit Fees (1)	$891,500	$989,950
Audit-Related Fees (2)	233,600	329,400
Tax Fees – Compliance (3)	232,500	232,500
Tax Fees – Consulting (4)	455,055	411,056
Total	$1,812,655	$1,962,906

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2015 and 2016, the audit of the Operating Partnership’s annual financial statements for the fiscal years ended December 31, 2015 and 2016, the audit of the Company’s and the Operating Partnership’s internal controls over financial reporting as of December 31, 2015 and 2016, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2015 and 2016 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements and other consultations.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte to serve as the independent auditors for the Company’s fiscal year ending December 31, 2017. Unless otherwise directed by the stockholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of the selection of Deloitte to serve as the Company’s independent auditors for the 2017 fiscal year. A representative of Deloitte will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte as the Company’s independent auditors for the 2017 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2017

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K/A that we filed with the SEC on September 27, 2011, and in accordance with the advisory recommendation of our stockholders at the 2011 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section comprising pages 26 through 55 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the Executive Compensation section).

The Company has statutory officers, but no employees. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers has an employment agreement with the Company and the Company does not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of shares under our Stock Incentive Plan as described above in the Executive Compensation section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, in response to the stockholder advisory vote the compensation paid to our Named Executive Officers at our 2014 annual meeting, the Compensation Committee approved and implemented, beginning with the Company’s 2015 fiscal year, new incentive compensation programs for the Company’s Named Executive Officers designed to balance short-term and long-term performance and operational goals as well as stock price performance, and provide the appropriate level of objectivity with subjectivity in an effort to support our Company’s business plan and strategy. The Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are effective in attracting and retaining highly qualified personnel, while also linking overall compensation to the Compensation Committee’s evaluation of both executive and Company performance and serving our objective of linking management’s long-term economic interests with those of CBL’s stockholders. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Stockholder Resolution

Under this Proposal 3, stockholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the Executive Compensation section of the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s stockholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the stockholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the stockholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of such resolution. The stockholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

Description of Advisory Vote

As required by Section 14A of the Exchange Act, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the frequency with which they wish to have a nonbinding, advisory vote on the compensation paid to our Named Executive Officers – in other words, how often a proposal similar to this year’s Proposal 3 will be included in the matters to be voted on at our future annual meetings. The choices available under Section 14A of the Exchange Act are “every one year,” “every two years” or “every three years.” Section 14A of the Exchange Act also requires that, at least once every six years, we hold a separate advisory vote similar to this Proposal 4 on whether our stockholders prefer to hold advisory votes on the compensation of our Named Executive Officers every one, two or three years.

In 2011, our stockholders voted in favor of, and the Company subsequently adopted, annual frequency as the interval for holding these advisory say-on-pay votes concerning the compensation of our Named Executive Officers. Accordingly, we have submitted such proposals to our stockholders at each annual meeting since 2011. After careful consideration, our Board of Directors has determined that continuing to hold these say-on-pay votes each year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for future advisory votes on Named Executive Officer compensation. In formulating this recommendation, our Board considered the fact that annual say-on-pay votes are now favored by the proxy advisory services Glass Lewis and Institutional Shareholder Services, Inc. (ISS), which matches the preference expressed by our stockholders in 2011 as well as by some of the Company’s largest stockholders that have provided more recent feedback. The Board of Directors also considered the fact that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation objectives, policies and practices for the Named Executive Officers as disclosed in the proxy statement each year.

Recommendation and Vote Necessary to Approve the Proposal; Advisory Nature

Under the Company’s Bylaws, the approval of a majority of the shares of our Common Stock present or represented at the Annual Meeting is required for the non-binding approval by stockholders of the selection of the “one year,” “two year” or “three year” alternatives for holding future advisory votes on Named Executive Officer compensation under this Proposal 4. Due to the nature of this proposal, however, if none of the alternatives (one year, two years or three years) receive a majority vote we will consider the highest number of votes cast by stockholders to be the frequency that has been selected on an advisory basis. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company and our stockholders to hold future advisory votes on Named Executive Officer compensation more or less frequently than the option approved by our stockholders. As described above, the Board of Directors recommends has recommended that stockholders vote in favor of the selection of every “one year” as the frequency for holding future advisory votes on the compensation of the Company’s Named Executive Officers. Please mark your proxy card to indicate your preference on this Proposal 4, or your abstention if you wish to abstain.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
“ONE YEAR” AS THE FREQUENCY FOR HOLDING FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

DATE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS AND RELATED MATTERS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2018 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000, Attention: Corporate Secretary no later than November 28, 2017, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and prescribed supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 90 (e.g., February 7, 2018) days nor more than 120 days (e.g., January 8, 2018) prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws also provide that the public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of any such notice.

Further, the Bylaws provide that, in order to utilize the proxy access mechanism adopted by our Board of Directors in February 2016 (as set forth in Section 2.8 of the Bylaws and described in greater detail in our Current Report on Form 8-K filed with the SEC dated February 10, 2016), in addition to satisfying all other relevant requirements under Section 2.8, a nominating stockholder or group must provide a prescribed notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not less than 120 days (e.g., January 8, 2018) nor more than 150 days (e.g., December 9, 2017) prior to the Anniversary Date specified above. Section 2.8 also provides that, in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 150 days prior to such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or one annual report and proxy statement (together, the “proxy materials”) in the event you elected to receive paper copies of proxy materials. This practice is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Notice (or proxy materials, if applicable) to your address. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our Notices (or multiple copies of proxy materials, if applicable), you must contact your broker, bank or other nominee.

If you did not receive a Notice (or proxy materials, if applicable), you can obtain a copy by contacting your bank or broker or other nominee. Or, you may contact our Executive Vice President – Chief Investment Officer, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie.Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
President and Chief Executive Officer

Chattanooga, Tennessee
March 28, 2017

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO CBL INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL & ASSOCIATES PROPERTIES, INC. 2030 HAMILTON PLACE BLVD, SUITE 500 CHATTANOOGA, TN 37421-6000
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 7, 2017 the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on May 7, 2017 the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		☐	☐	☐

1	To re-elect nine directors to serve for one year and until their respective successors have been duly elected and qualified.

Nominees
01 - Charles B. Lebovitz	02- Stephen D. Lebovitz		03 - Gary L. Bryenton			04 - A. Larry Chapman	05 - Matthew S. Dominski
06 - John D. Griffith	07 - Richard J. Lieb		08 - Gary J. Nay			09 - Kathleen M. Nelson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

2	To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2017.	☐	☐	☐	4	An advisory vote on the frequency of future stockholder advisory votes relating to our executive compensation.	☐	☐	☐	☐

3	An advisory vote on the approval of executive compensation	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Annual
Report are available at www.proxyvote.com

CBL & ASSOCIATES PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS ON
MAY 8, 2017
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ, and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 8, 2017 at 4:00 p.m., local time, at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND FOR ONE YEAR ON PROPOSAL 4.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side